Exhibit 10.1

$700,000,000 REVOLVING CREDIT FACILITY

AMENDED AND RESTATED CREDIT AGREEMENT

by and among

PVR FINCO LLC, as Borrower

and

THE GUARANTORS PARTY HERETO

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

BANK OF AMERICA, NA,

BNP PARIBAS and,

WACHOVIA BANK, NATIONAL ASSOCIATION

as Documentation Agents

BRANCH BANKING AND TRUST COMPANY,

SOCIÉTÉ GÉNÉRALE and

UNION BANK OF CALIFORNIA, N.A. as Senior Managing Agents

and

PNC CAPITAL MARKETS, INC. and

RBC CAPITAL MARKETS,

as Joint Lead Arrangers

and

RBC CAPITAL MARKETS,

as Syndication Agent

Dated as of August 5, 2008

v

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)	-	PERMITTED LIENS
SCHEDULE 2.9.1	-	EXISTING LETTERS OF CREDIT
SCHEDULE 5.1.3	-	SUBSIDIARIES
SCHEDULE 5.1.13	-	CONSENTS AND APPROVALS
SCHEDULE 5.1.15	-	PATENTS TRADEMARKS AND COPYRIGHTS
SCHEDULE 5.1.24	-	ENVIRONMENTAL MATTERS
SCHEDULE 7.1.3	-	INSURANCE REQUIREMENTS
SCHEDULE 7.1.13	-	REAL PROPERTY TO BE MORTGAGED POST CLOSING
SCHEDULE 7.2.1	-	PERMITTED INDEBTEDNESS

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(G)(1)	-	GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)	-	GUARANTY AGREEMENT
EXHIBIT 1.1(G)(3)	-	PARENT GUARANTY AGREEMENT
EXHIBIT 1.1(I)(1)	-	INDEMNITY
EXHIBIT 1.1(I)(2)	-	INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(M)	-	MORTGAGE AGREEMENT
EXHIBIT1.1(P)(2)	-	PLEDGE AGREEMENT
EXHIBIT 1.1(R)	-	NOTE
EXHIBIT 1.1(S)(1)	-	SECURITY AGREEMENT
EXHIBIT 1.1(S)(2)	-	SWING LOAN NOTE
EXHIBIT 2.4	-	SWING LOAN REQUEST
EXHIBIT 2.5	-	LOAN REQUEST
EXHIBIT 2.10(A)	-	COMMITMENT INCREASE AGREEMENT
EXHIBIT 2.10(B)	-	LENDER JOINDER AND ASSUMPTION AGREEMENT
EXHIBIT 6.1.4(A)	-	OPINION OF COUNSEL
EXHIBIT 6.1.4(B)	-	OPINION OF IN-HOUSE COUNSEL
EXHIBIT 7.2.6	-	ACQUISITION COMPLIANCE CERTIFICATE
EXHIBIT 7.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT is dated as of August 5, 2008 and is made by and among PVR FINCO LLC, a Delaware limited liability company (the “Borrower”), EACH OF THE GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and BANK OF AMERICA, NA, BNP PARIBAS and WACHOVIA BANK, NATIONAL ASSOCIATION, each in its capacity as a documentation agent, BRANCH BANKING AND TRUST COMPANY, SOCIÉTÉ GÉNÉRALE and UNION BANK OF CALIFORNIA, N.A., each in its capacity as a senior managing agent, and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Agent”).

WITNESSETH:

WHEREAS, certain of the Lenders provided a revolving credit facility to Penn Virginia Operating Co., LLC (“Prior Borrower”), pursuant to an Amended and Restated Credit Agreement dated as of March 3, 2005, as amended pursuant to that First Amendment, Waiver and Consent dated as of July 15, 2005, that Second Amendment dated as of August 2, 2006, that Third Amendment dated as of December 11, 2006, that Fourth Amendment dated as of September 7, 2007, that Fifth Amendment dated as of October 8, 2007, that Sixth Amendment, Waiver and Consent dated as of March 14, 2008 and that Seventh Amendment dated as of April 9, 2008, among the parties thereto (as so amended, the “Prior Credit Agreement”); and

WHEREAS, the Prior Borrower and Borrower have requested the Lenders to amend and restate the Prior Credit Agreement to provide a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $700,000,000 as such amount may be increased or decreased pursuant to the terms of this Agreement; and

WHEREAS, the revolving credit facility shall be used for the refinancing of the Prior Credit Agreement, for fees and expenses in connection with the refinancing, for Permitted Acquisitions and fees and expenses in connection therewith, for issuance of Letters of Credit hereunder and for working capital and general corporate purposes of the Loan Parties and Restricted Subsidiaries, including Quarterly Distributions; and

WHEREAS, the Lenders are willing to provide such credit upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1. CERTAIN DEFINITIONS

1.1 Certain Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Acquisition Compliance Certificate shall have the meaning assigned to that term in Section 7.2.6(v).

Acquisition Period shall mean the period commencing on a Trigger Date and ending on the earlier of (i) the delivery by the Borrower to the Agent of a pro forma Compliance Certificate certifying, among other information set forth in the Compliance Certificate, that the ratio of Consolidated Total Indebtedness to Consolidated Total EBITDA as described in Section 7.2.16 is not greater than 5.25 to 1.0 or (ii) the last day of the third fiscal quarter after a Trigger Date. For clarification purposes, there may be only one Acquisition Period at any time, but more than one Permitted Acquisition may occur during any one Acquisition Period.

Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 15% or more of any class of the voting or other equity interests of such Person, or (iii) 15% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

Agent shall mean PNC Bank, National Association, and its successors and assigns in its capacity as the administrative agent for the Lenders.

Agent’s Fee shall have the meaning assigned to that term in Section 9.15.

Agent’s Letter shall have the meaning assigned to that term in Section 9.15.

Agreement shall mean this Amended and Restated Credit Agreement, as the same may be supplemented or amended from time to time, including all schedules and exhibits.

Ancillary Security Documents shall mean all documents, instruments, environmental reports, agreements, endorsements, policies and certificates requested by the Agent and customarily delivered by any property owner in connection with a mortgage financing. Without limiting the generality of the foregoing, examples of Ancillary Security Documents would include insurance policies (other than title insurance) or certificates regarding any collateral, lien searches, estoppel letters, flood insurance certifications, environmental audits which shall meet the Agent’s minimum requirements for phase I environmental assessments or phase II environmental assessments, as applicable, opinions of counsel and the like.

Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended or replaced).

Applicable Commitment Fee Rate shall mean the percentage rate per annum based on the indicated Leverage Ratio of the Loan Parties in the pricing grid on Schedule 1.1(A) below the heading “Commitment Fee.”

Applicable Margin shall mean, as applicable:

(i) the percentage margin to be added to Base Rate under the Base Rate Option for the applicable type of Loan at the indicated Leverage Ratio of the Loan Parties in the pricing grid on Schedule 1.1(A) below the “Base Rate Margin” heading; or

(ii) the percentage margin to be added to Euro-Rate under the Euro-Rate Option for the applicable type of Loan at the indicated Leverage Ratio of the Loan Parties in the pricing grid on Schedule 1.1(A) below the “Euro-Rate Margin” heading.

Any change in the Applicable Margin shall be based upon the financial statements and compliance certificates provided pursuant to Sections 7.3.1 [Quarterly Financial Statements] and 7.3.2 [Annual Financial Statements] and shall become effective on the date such financial statements are due in accordance with Section 7.3.3 [Certificate of the Borrower]. Notwithstanding anything to the contrary contained herein, the Applicable Margin during the period from the Closing Date through the sixth-month anniversary thereof shall not be less than the percentage margins applicable to Level III as indicated in the pricing grid on Schedule 1.1(A).

Assignment and Assumption Agreement shall mean an Assignment and Assumption Agreement by and among a Purchasing Lender, a Transferor Lender and the Agent, as Agent and on behalf of the remaining Lenders, substantially in the form of Exhibit 1.1(A).

Authorized Officer shall mean those individuals, designated by written notice to the Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Agent.

Available Cash shall have the meaning set forth in the MLP Agreement on the Closing Date.

Base Rate shall mean the greater of (i) the interest rate per annum announced from time to time by the Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Agent or (ii) the Federal Funds Open Rate plus 0.5% per annum.

Base Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms and conditions set forth in Section 3.1.1(i).

Benefit Arrangement shall mean at any time an “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

Blocked Person shall have the meaning assigned to such term in Section 5.1.26.2.

Borrower shall have the meaning assigned to such term in the introductory paragraph hereof.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a Euro-Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania or New York, New York and if the applicable Business Day relates to any Loan to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

CH Provider shall have the meaning set forth in Section 8.2.5.2.

Change of Control shall mean any one or more of the following events shall occur: (i) Penn Virginia Corporation shall fail to own, directly or indirectly, or fail to have full right to vote greater than 51% of, the general partnership interest of the General Partner, (ii) the Parent shall fail to own, directly or indirectly, 100% of the member interests of the Borrower or (iii) a Parent Change of Control.

CIP Regulations shall have the meaning set forth in Section 9.18.

Closing Date shall mean the Business Day on which the first Loan shall be made, which shall be August 5, 2008.

Collateral shall mean the Pledged Collateral, the Real Property, the UCC Collateral and all other property of the Loan Parties (other than Excluded Property) in which Liens are to be granted under the Security Documents.

Collateral Agent shall have the meaning set forth in Section 8.2.5.2.

Commercial Letter of Credit shall mean any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties in the ordinary course of their business.

Commercial Operation Date shall mean the date on which a Material Project is substantially complete and commercially operable.

Commitment shall mean, as to any Lender the aggregate of its commitment as set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Loans” as such Schedule is amended, modified or supplemented in accordance with the terms hereof, including as amended by the most recent Assignment and Assumption Agreement and, in the case of the Agent, its Swing Loan Commitment and Commitments shall mean the aggregate Commitments and Swing Loan Commitments of all of the Lenders.

Commitment Fee shall have the meaning assigned to that term in Section 2.3.

Commitment Increase Date shall have the meaning set forth in Section 2.10.1.

Commodity Hedge shall mean a price protection agreement related to crude oil, diesel fuel, heating oil, coal, SO2 allowances, natural gas, natural gas liquids or other commodities and entered into by the Loan Parties for hedging purposes in the ordinary course of the operations of their business (and not for speculation).

Compliance Certificate shall have the meaning assigned to such term in Section 7.3.3.

Consideration shall mean with respect to any Permitted Acquisition, the aggregate of (i) the cash paid by any of the Loan Parties, directly or indirectly, to the seller in connection therewith, (ii) the Indebtedness incurred or assumed by any of the Loan Parties, whether in favor of the seller or otherwise and whether fixed or contingent, (iii) any Guaranty given or incurred by any of the Loan Parties in connection therewith and (iv) any other consideration given or obligation incurred by any of the Loan Parties in connection therewith.

Consolidated Assets shall mean the Loan Parties’ consolidated assets as reflected in the first financial statements delivered pursuant to Section 7.3.1 subsequent to the Closing Date, and thereafter as reflected in the annual financial statements delivered pursuant to Section 7.3.2.

Consolidated EBITDA shall mean, for any period of determination, Consolidated Net Income for such period, (x) excluding therefrom (A) any non-cash extraordinary items of gain or loss (including without limitation those items created by mandated changes in accounting treatment) and (B) any gain or loss of any other Person accounted for on the equity method, except to the extent of cash distributions received during the relevant period plus (y) the aggregate amounts deducted in determining Consolidated Net Income for such period in respect of (i) Consolidated Interest Expense, (ii) income taxes, (iii) depletion and depreciation expense and (iv) amortization expense; provided, however, that for the purposes of this definition, (1) with respect to (a) a business acquired by the Loan Parties pursuant to a Permitted Acquisition or Unrestricted Subsidiaries redesignated as Restricted Subsidiaries pursuant to Section 7.2.21, Consolidated EBITDA shall be calculated on a pro forma basis (in a manner reasonably acceptable to the Agent) as if such Permitted Acquisition or redesignation had been consummated at the beginning of such period, (2) with respect to a business or assets disposed of by the Loan Parties pursuant to Section 7.2.7 hereof or Loan Parties redesignated as Unrestricted Subsidiaries pursuant to Section 7.2.21, Consolidated EBITDA shall be calculated as if such disposition or redesignation had been consummated at the beginning of such period and (3) to the extent that the computation of Consolidated EBITDA includes a gain or loss with respect to a Hedging Transaction, Consolidated EBITDA shall be (a) increased by any non-cash items of loss arising from Hedging Transactions net of any actual cash payments related to the items(s) giving rise to the loss and (b) decreased by any non-cash items of gain arising from Hedging Transactions net of any actual cash payments related to the items(s) giving rise to the gain and (4) at Borrower’s election and in the event that a Loan Party or any of its Restricted Subsidiaries undertakes a Material Project, the Loan Parties may add a Material Project Consolidated EBITDA Adjustment to Consolidated EBITDA.

Consolidated Interest Expense shall mean for any period of determination, for the Parent and its Restricted Subsidiaries on a consolidated basis, the sum of all interest (including the interest portion of any capitalized lease obligations) and letter of credit fees or commissions due and payable by the Parent and its consolidated Restricted Subsidiaries with regard to Indebtedness for such period.

Consolidated Net Income shall mean the net income (or deficit) of the Parent and its Restricted Subsidiaries on a consolidated basis, for the period in question, after deducting all operating expenses, provisions for all taxes and reserves (including reserves for all deferred income taxes) and all other proper deductions, all determined on a consolidated basis.

Consolidated Total Indebtedness shall mean the Indebtedness of the Parent and its Restricted Subsidiaries on a consolidated basis determined and consolidated in accordance with GAAP. Indebtedness as calculated hereunder shall exclude (a) any surety bonds under clause (iii) of the definition of Indebtedness and (b) net obligations under clause (iv) of the definition of Indebtedness (exclusive of any mark-to-market adjustment not requiring any actual cash payment or settlement).

Contamination shall mean the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from the Real Property, which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation, containment, abatement of or other response action or which otherwise constitutes a violation of Environmental Laws.

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Drawing Date shall have the meaning assigned to that term in Section 2.9.3.2.

Environmental Complaint shall mean any written complaint by any Person or Official Body setting forth a cause of action for personal injury or property damage, natural resource damage, contribution or indemnity for response costs, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Laws or any order, notice of violation, citation, subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Environmental Laws.

Environmental Laws shall mean all federal, state, local and foreign Laws and any consent decrees, settlement agreements, judgments, orders, directives or policies or programs having the force and effect of law issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health or the environment; (iii) employee safety in the workplace; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (v) the presence of Contamination; (vi) the protection of endangered or threatened species and (vii) the protection of Environmentally Sensitive Areas.

Environmentally Sensitive Area shall mean (i) any wetland as defined by applicable Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws or (v) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

Euro-Rate shall mean, with respect to the Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest which appears on Bloomberg Page BBAM1 (or such other substitute Bloomberg page that displays rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m. London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted by Bloomberg or appropriate successor as shown on
Euro-Rate =	Bloomberg Page BBAM1
1.00 - Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Loan to which the Euro-Rate Option applies that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

Euro-Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms and conditions set forth in Section 3.1.1(ii).

Euro-Rate Reserve Percentage shall mean, as of any day, the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

Event of Default shall mean any of the events described in Section 8.1 and referred to therein as an “Event of Default.”

Excluded Property shall mean (i) coal or surface interests in real property leased by a Loan Party from non-Loan Party third parties, (ii) all ownership interests in and assets of Unrestricted Subsidiaries, (iii) all assets of Immaterial Subsidiaries, (iv) vehicles subject to a certificate of title, (v) interests in railcars and moving stock, (vi) Real Property and improvements thereon with respect to offices located in Charleston, West Virginia and Keystone Gap, West Virginia, (vii) rights, titles and interest under or with respect to any leased office space, (viii) deposit accounts and (ix) such other real or personal property with respect to which the Agent determines in its sole discretion to forego a security interest or perfection thereof in light of the costs or difficulty in obtaining or perfecting such Liens.

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Existing Lender shall have the meaning set forth in Section 2.10.1.

Existing Letters of Credit shall have the meaning assigned to that term in Section 2.9.1.

Expiration Date shall mean, with respect to the Commitments, December 11, 2011.

Facility Usage shall mean at any time the sum of the Loans outstanding and the Letters of Credit Outstanding.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Federal Funds Open Rate shall mean the rate per annum determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the “open” rate for federal funds transactions as of the opening of business for federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers on such day, as quoted by Garvin Guybutler, any successor entity thereto or any other broker selected by the Lender, as set forth on the applicable Telerate display page; provided, however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day, or if no such rate shall be quoted by a federal funds broker at such time, such other rate as determined by the Agent in accordance with its usual procedures.

Financial Projections shall have the meaning assigned to that term in Section 5.1.9(ii).

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

General Partner shall mean Penn Virginia Resource GP, LLC, a Delaware limited liability company and the sole general partner of the Parent.

Governmental Acts shall have the meaning assigned to that term in Section 2.9.8.

Guarantor shall mean each of the parties to this Agreement which is designated as a “Guarantor” on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof pursuant to Section 10.18. For clarification purposes only, Unrestricted Subsidiaries shall not be Loan Parties hereunder despite the fact that such Unrestricted Subsidiaries may become Guarantors hereunder pursuant to Section 7.1.15 [Unrestricted Subsidiaries].

Guarantor Joinder shall mean a joinder by a Person as a Guarantor under this Agreement, the Guaranty Agreement and the other Loan Documents in the form of Exhibit 1.1(G)(1).

Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Guaranty Agreement shall mean the Guaranty and Suretyship Agreement in substantially the form of Exhibit 1.1(G)(2) executed and delivered by each of the Guarantors (other than the Parent) to the Agent for the benefit of the Lenders, and the other Secured Parties.

Hedging Transaction shall mean any of the following transactions by the Borrower or any of its Restricted Subsidiaries: any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction or any combination of the foregoing transactions, including, without limitation, any Interest Rate Hedge or any Commodity Hedge. The liabilities of the Loan Parties to the provider of any Lender-Provided Interest Rate Hedge or any Lender-Provided Commodity Hedge (the “Hedge Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty Agreement or Parent Guaranty Agreement and secured obligations under all other Loan Documents and otherwise treated as Obligations for purposes of each of the other Loan Documents. All Liens securing the Hedge Liabilities provided by a Lender shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents.

Historical Statements shall have the meaning assigned to that term in Section 5.1.9(i).

Hydrocarbon Interests shall mean all rights, titles and interests in and to oil, gas and mineral leases, other Hydrocarbon leases, mineral interests, mineral servitudes, overriding royalty interests, royalty interests, net profits interests, production payment interests, and other similar interests.

Hydrocarbons shall mean collectively, oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid or gaseous hydrocarbons and related minerals and all products therefrom, in each case whether in a natural or a processed state.

Immaterial Subsidiary shall mean a Subsidiary of the Borrower which (i) exists on the Closing Date, (ii) is designated as an Immaterial Subsidiary on Schedule 5.1.3, (iii) executes a Guaranty Agreement, (iv) complies with the definition of Unrestricted Subsidiary hereunder, except that each such Immaterial Subsidiary shall not be designated as an Unrestricted Subsidiary hereunder and rather shall be a Guarantor, a Restricted Subsidiary and a Loan Party.

Increasing Lender shall have the meaning set forth in Section 2.10.1.

Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) the face amount of all letters of credit (including standby and commercial), banker’s acceptances, surety bonds, and similar instruments issued for the account of such Person, and, without duplication, all drafts drawn and unpaid thereunder, (iv) net obligations under any Hedging Transaction, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device in an amount equal to (a) if such Hedging Transaction or other device has been closed out, the termination value thereof, or (b) if such Hedging Transaction or other device has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Hedging Transaction or device, (v) any other transaction (including forward sale or purchase agreements, deferred purchase price arrangement (excluding contingent purchase price payments required under purchase agreements relating to Permitted Acquisitions to the extent that such contingent purchase price payments are not yet earned or determinable), title retention device, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due) or (vi) any Guaranty of Indebtedness for borrowed money.

Indemnity shall mean the Indemnity Agreement in the form of Exhibit 1.1(I)(1) among the Agent and the Loan Parties relating to possible environmental liabilities associated with any of the Real Property.

Ineligible Security shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

Insolvency Proceeding shall mean, with respect to any Person, (i) a case, action or proceeding with respect to such Person (a) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (b) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

Intercompany Subordination Agreement shall mean a Subordination Agreement among the Loan Parties in the form attached hereto as Exhibit 1.1(I)(2).

Insurance Proceeds shall have the meaning set forth in Section 4.5.3.

Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Loans bear interest under the Euro-Rate Option. Subject to the last sentence of this definition, such period shall be one, two, three or six Months if the Borrower selects the Euro Rate Option. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the Euro-Rate Option if the Borrower is renewing or converting to the Euro-Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Loan Parties or their Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrower, the Guarantors and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

Interest Rate Option shall mean any Euro-Rate Option or Base Rate Option.

Internal Revenue Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

IRH Provider shall have the meaning set forth in Section 8.2.5.2.

Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Official Body.

Lender-Provided Commodity Hedge shall mean a Commodity Hedge which is provided by any Lender or any Affiliate or any Subsidiary thereof and meets the following requirements: such Commodity Hedge (i) is documented in a standard International Swap Dealer Association Agreement with applicable schedules and (ii) is entered into for hedging purposes; provided, that if a Lender-Provided Commodity Hedge was provided by a Lender (or Affiliate or Subsidiary thereof) and such Lender ceases to be a Lender hereunder, such Commodity Hedge may continue to be a Lender-Provided Commodity Hedge hereunder if such former Lender, Affiliate or Subsidiary, as applicable, enters into a collateral agency agreement with the Agent in form and substance acceptable to the Agent in its sole discretion.

Lender-Provided Interest Rate Hedge shall mean an Interest Rate Hedge which is provided by any Lender or any Affiliate or any Subsidiary thereof and meets the following requirements: such Interest Rate Hedge (i) is documented in a standard International Swap Dealer Association Agreement with applicable schedules and (ii) is entered into for hedging (rather than speculative) purposes; provided, that if a Lender-Provided Interest Rate Hedge was provided by a Lender (or Affiliate or Subsidiary thereof) and such Lender ceases to be a Lender hereunder, such Interest Rate Hedge may continue to be a Lender-Provided Interest Rate Hedge hereunder if such former Lender, Affiliate or Subsidiary, as applicable, enters into a collateral agency agreement with the Agent in form and substance acceptable to the Agent in its sole discretion.

Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.

Letter of Credit shall have the meaning assigned to that term in Section 2.9.1.

Letter of Credit Borrowing shall have the meaning assigned to such term in Section 2.9.3.4.

Letter of Credit Fee shall have the meaning assigned to that term in Section 2.9.2.

Letters of Credit Outstanding shall mean, at any time, the sum of (i) the aggregate undrawn face amount of outstanding Letters of Credit and (ii) the aggregate amount of all unpaid and outstanding Reimbursement Obligations and Letter of Credit Borrowings.

Leverage Ratio shall mean, as of any date of determination, the ratio of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the four (4) fiscal quarters ending on such date of determination.

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

LLC Interests shall have the meaning given to such term in Section 5.1.3.

Loan Documents shall mean this Agreement, the Agent’s Letter, the Guaranty Agreement, the Parent Guaranty Agreement, the Indemnity, the Intercompany Subordination Agreement, the Mortgages, the Notes, the Pledge Agreement, the Security Agreement and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

Loan Parties shall mean, collectively, the Borrower and the Guarantors and the term Loan Party shall mean any of the Loan Parties.

Loan Request shall have the meaning given to such term in Section 2.5.

Loans shall mean collectively and Loan shall mean separately all Loans or any Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 or 2.9.3, and, as appropriate, Swing Loans.

Material Adverse Change shall mean any set of circumstances or events which (i) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (ii) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Loan Parties taken as a whole, (iii) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform its Indebtedness or (iv) impairs materially or could reasonably be expected to impair materially the ability of the Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

Material Contracts shall mean any contracts required to be reported to the SEC in annual or periodic filings therewith, including, without limitation, any individual lease, contract or agreement or, collectively, group of leases, contracts and agreements, from the Borrower or any of its Restricted Subsidiaries to a single operator or such operator’s Affiliates which either (i) accounted for five percent (5%) or more of the Consolidated EBITDA of the Parent and its Subsidiaries for the previous fiscal year, or (ii) is projected to account for five percent (5%) or more of the Consolidated EBITDA of the Parent and its Subsidiaries for the current fiscal year.

Material Project shall mean the construction or expansion of any capital project of Borrower or any Restricted Subsidiary, the aggregate capital cost of which exceeds $10,000,000.

Material Project Consolidated EBITDA Adjustment shall mean, with respect to each Material Project:

(i) prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (equal to the then-current completion percentage of such Material Project) of an amount to be approved by the Agent as the projected Consolidated EBITDA attributable to such Material Project with such amount to be determined based on contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, and other factors reasonably deemed appropriate by the Agent), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided, that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (a) 90 days or less, 0%, (b) longer than 90 days, but not more than 180 days, 25%, (c) longer than 180 days but not more than 270 days, 50%, and (d) longer than 270 days, 100%; and

(ii) beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Agent as the project Consolidated EBITDA attributable to such Material Project (determined in the same manner as set forth in clause (i) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters (but net of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date).

(iii) Notwithstanding the foregoing: (A) no such additions shall be allowed with respect to any Material project unless: (y) not later than 30 days prior to the delivery of any Compliance Certificate required by the terms and provisions of Section 7.3.3 to the extent Material Project Consolidated EBITDA Adjustments will be made to Adjusted Consolidated

EBITDA in determining compliance with Sections 7.2.16 and 7.2.17, the Borrower shall have delivered to the Agent written pro forma projections of Consolidated EBITDA attributable to such Material Project, and such projections shall be delivered by the Borrower to the Lenders not later than 15 days prior to the delivery of such Compliance Certificate and (z) prior to the date such Compliance Certificate is required to be delivered, the Agent shall have approved (such approval not to be unreasonably withheld, conditioned or delayed) such projections and shall have received such other information and documentation as the Agent may reasonably request, all in form and substance reasonably satisfactory to the Agent, and (B) the aggregate amount of all Material Project Consolidated EBITDA Adjustments during any period shall be limited to 15% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project Consolidated EBITDA Adjustments).

MLP Agreement shall mean the Amended and Restated Partnership Agreement of the Parent, as amended, restated or replaced from time to time to the extent permitted under the Loan Documents.

Month, with respect to an Interest Period under the Euro-Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Euro-Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Mortgage shall mean, individually, and Mortgages shall mean, collectively, the Mortgage in substantially the form of Exhibit 1.1(M) with respect to the Real Property executed and delivered by the Loan Party (other than an Immaterial Subsidiary) owning such Real Property to the Agent for the benefit of the Lenders, and the other Secured Parties.

Multiemployer Plan shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

Multiple Employer Plan shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

New Lender shall have the meaning set forth in Section 2.10.1.

Nonconsenting Lender shall mean any Lender who does not agree to a consent, waiver or amendment to the Loan Documents as requested by the Borrower or the Agent (which consent, waiver or amendment has been approved by the Required Lenders) and the consent, waiver or amendment of such Lender is required in accordance with the terms of Section 10.1 [Modifications, Amendments or Waivers].

Notes shall mean, collectively, and Note shall mean separately all the notes of the Borrower in the form of Exhibit 1.1(R) evidencing the Loans made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 or 2.9.3 together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part, and, as appropriate, the Swing Loan Note.

Notices shall have the meaning assigned to that term in Section 10.6.

Obligation shall mean any obligation or liability of any of the Loan Parties to the Agent or any of the Lenders, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Letters of Credit, the Agent’s Letter or any other Loan Document (including obligations, liabilities and indebtedness arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding). Obligations shall include the liabilities to any Lender, or any Affiliate or any Subsidiary thereof, under any Other Lender-Provided Financial Service Product, Lender-Provided Interest Rate Hedge and Lender-Provided Commodity Hedge but shall not include the liabilities to other Persons under any other Interest Rate Hedge or Commodity Hedge.

Official Body shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, board, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

Other Lender-Provided Financial Service Product shall mean agreements or other arrangements under which any Lender or Affiliate or any Subsidiary of a Lender provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange; provided, that if an Other Lender-Provided Financial Service Product was provided by a Lender (or Affiliate or Subsidiary thereof) and such Lender ceases to be a Lender hereunder, such Other Lender-Provided Financial Service Product may continue to be an Other Lender-Provided Financial Service Product hereunder if such former Lender, Affiliate or Subsidiary, as applicable, enters into a collateral agency agreement with the Agent in form and substance acceptable to the Agent in its sole discretion.

Parent shall mean Penn Virginia Resource Partners, L.P., a Delaware limited partnership and its successors and permitted assigns.

Parent Change of Control shall mean that any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) 30% or more of the voting capital stock of Penn Virginia Corporation.

Parent Guaranty Agreement shall mean the Guaranty and Suretyship Agreement in substantially the form of Exhibit 1.1(G)(3) executed and delivered by the Parent to the Agent for the benefit of the Lenders, and the other Secured Parties.

Participation Advance shall mean, with respect to any Lender, such Lender’s payment in respect of its participation in a Letter of Credit Borrowing according to its Ratable Share pursuant to Section 2.9.3.4.

Partnership Interests shall have the meaning given to such term in Section 5.1.3.

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Peabody Reserve Substitution Agreement shall mean the Reserve Substitution Agreement dated as of December 19, 2002 by and among Peabody Energy Corporation, the Parent, and the other signatories thereto.

Permitted Acquisitions shall have the meaning assigned to such term in Section 7.2.6.

Permitted Assets means (i) Real Property substantially of the type owned by, and commonly used in the lines of business engaged in by, Penn Virginia Corporation, the Parent, the Borrower and their respective Subsidiaries on the date hereof, (ii) Hydrocarbon Interests, (iii) Hydrocarbon gathering, transportation and transmission pipelines, wells, meters, and pumps, (iv) any rights, titles and interests in and to any natural resources, including without limitation coal and timber, (v) creation and/or restoration of wetlands and wetlands credits, (vi) property generating qualifying income as defined in Section 7704(d) of the Internal Revenue Code and (vii) any and all property, real or personal, held for use or useful in connection with the operating, working or development of any of the foregoing or any business permitted pursuant to Section 7.2.10 hereof and including any and all wells, buildings, structures, plants, pumps, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements, servitudes.

Permitted Investments shall mean:

(i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(ii) commercial paper maturing in 180 days or less rated not lower than A-1 by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;

(iii) demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition and

(iv) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (i) through (iii) of this definition, except that with respect to the maturities of the assets included in such funds the requirements of clauses (i) through (iii) shall not be applied to the individual assets included in such funds but to the weighted-average maturity of all assets included in such funds.

Permitted Liens shall mean:

(i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(v) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi) Liens granted under the Security Documents;

(vii) Liens on property leased by any Loan Party or Subsidiary of a Loan Party under operating leases permitted in Section 7.2.15 securing obligations of such Loan Party or Subsidiary to the lessor under such leases;

(viii) Any Lien existing on the date of this Agreement and described on Schedule 1.1(P); provided, that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(ix) Purchase Money Security Interests and capital leases; provided, that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests and capital leases shall not exceed the amount set forth in Section 7.2.1(iv) (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.1(P));

(x) The following, (a) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (b) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and, in either case, they do not affect the Collateral or, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

(1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty; provided, that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(4) Liens resulting from final judgments or orders described in Section 8.1.6.

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

Pledge Agreement shall mean the Pledge Agreement in substantially the form of Exhibit 1.1(P)(2) executed and delivered by each of the Loan Parties (other than Immaterial Subsidiaries) to the Agent for the benefit of the Lenders, and the other Secured Parties.

Pledged Collateral shall mean the property of the Loan Parties (other than the Immaterial Subsidiaries) in which security interests are to be granted under the Pledge Agreement.

PNC Bank shall mean PNC Bank, National Association, its successors and assigns.

Potential Default shall mean any event or condition which with notice, passage of time or a determination by the Agent or the Required Lenders, or any combination of the foregoing, would constitute an Event of Default.

Principal Office shall mean the main banking office of the Agent in Pittsburgh, Pennsylvania.

Prior Security Interest shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the Collateral, which is subject only to Liens for taxes not yet due and payable to the extent such prospective tax payments are given priority by statute or Purchase Money Security Interests as permitted hereunder.

Prohibited Transaction shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of any Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

Purchasing Lender shall mean a Lender which becomes a party to this Agreement by executing an Assignment and Assumption Agreement.

Purchase Price Adjustment shall have the meaning set forth in Section 4.5.4.

Quarterly Distributions shall mean distributions by the Parent of Available Cash.

Ratable Share shall mean the proportion that a Lender’s Commitment (excluding the Swing Loan Commitment) bears to the Commitments (excluding the Swing Loan Commitments) of all of the Lenders.

Real Property shall mean the real property, both owned and leased, and the surface, coal, and mineral rights, interests and coal leases of each Loan Party, all of which (except that owned by Immaterial Subsidiaries) shall be encumbered by a Mortgage, other than Excluded Property.

Regulated Substances shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” “regulated substance” or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated by Environmental Laws.

Regulation U shall mean Regulation U, T, or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

Reimbursement Obligation shall have the meaning assigned to such term in Section 2.9.3.2.

Reportable Event shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan.

Required Environmental Notices shall mean all notices, reports, plans, forms or other filings which are required pursuant to Environmental Laws or Required Environmental Permits to be submitted to an Official Body or which otherwise must be maintained.

Required Environmental Permits shall mean all permits, licenses, bonds, consents, approvals or authorizations required under Environmental Laws to own, occupy or maintain the Real Property.

Required Lenders shall mean:

(i) if there are no Loans, Reimbursement Obligations or Letter of Credit Borrowings outstanding, Lenders whose Commitments (excluding the Swing Loan Commitments) aggregate greater than 50% of the Commitments of all of the Lenders; or

(ii) if there are Loans, Reimbursement Obligations, or Letter of Credit Borrowings outstanding, any Lender or group of Lenders if the sum of the Loans (excluding Swing Loans), Reimbursement Obligations and Letter of Credit Borrowings of such Lenders then outstanding aggregates greater than 50% of the total principal amount of all of the Loans (excluding Swing Loans), Reimbursement Obligations and Letter of Credit Borrowings then outstanding. Reimbursement Obligations and Letter of Credit Borrowings shall be deemed, for purposes of this definition, to be in favor of the Agent and not a participating Lender if such Lender has not made its Participation Advance in respect thereof and shall be deemed to be in favor of such Lender to the extent of its Participation Advance if it has made its Participation Advance in respect thereof.

Required Share shall have the meaning assigned to such term in Section 4.7

Restricted Subsidiary means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

Sale Proceeds shall have the meaning set forth in Section 4.5.1.

SEC shall mean the Securities and Exchange Commission or any governmental agencies substituted therefor.

Section 20 Subsidiary shall mean the Subsidiary of the bank holding company controlling any Lender, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

Secured Parties shall mean collectively, the Agent, the Lenders, the IRH Providers, the CH Providers and the TM Providers, and Secured Party means any of them.

Security Agreement shall mean the Security Agreement in substantially the form of Exhibit 1.1(S) executed and delivered by each of the Loan Parties (other than Immaterial Subsidiaries) to the Agent for the benefit of the Lenders, and the other Secured Parties.

Security Documents shall mean the Security Agreement, the Pledge Agreement, the Mortgages, deeds of trust, and all other documents, instruments and agreements sufficient to provide the Agent for the benefit of the Lenders, and the other Secured Parties with a first priority perfected Lien, subject only to Permitted Liens, on the Collateral.

Settlement Date shall mean any Business Day on which the Agent elects to effect settlement pursuant to Section 4.7.

Solvent shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Standby Letter of Credit shall mean a Letter of Credit issued to support obligations of one or more of the Loan Parties, contingent or otherwise, which finance the working capital and business needs of the Loan Parties incurred in the ordinary course of business, but excluding any Letter of Credit under which the stated amount of such Letter of Credit increases automatically over time.

Subsidiary of any Person at any time shall mean (i) any corporation or trust of which more than 50% (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which more than 50% of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which more than 50% of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled by such Person or one or more of such Person’s Subsidiaries.

Subsidiary Shares shall have the meaning assigned to that term in Section 5.1.3.

Swing Loan Commitment shall mean PNC Bank’s commitment to make Swing Loans to the Borrower pursuant to Section 2.1.2 hereof in an aggregate principal amount up to $25,000,000.

Swing Loan Note shall mean the Swing Loan Note of the Borrower in the form of Exhibit 1.1(S)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.4 hereof.

Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC Bank to the Borrower pursuant to Section 2.6.2 hereof.

TM Provider shall have the meaning set forth in Section 8.2.5.2.

Transferor Lender shall mean the selling Lender pursuant to an Assignment and Assumption Agreement.

Trigger Date shall mean the closing date of any Permitted Acquisition (in which the Consideration for such Permitted Acquisition, when combined with the aggregate Consideration for all other Permitted Acquisitions consummated within the immediately preceding twelve-month period prior to such closing date exceeds $50,000,000) where the pro forma ratio of Consolidated Total Indebtedness to Consolidated Total EBITDA, taking into account such Permitted Acquisition, is greater than 5.25 to 1.0, thereby initiating an Acquisition Period.

UCC Collateral shall mean the property of the Loan Parties (other than Immaterial Subsidiaries) in which security interests are to be granted under the Security Agreement.

Uniform Commercial Code shall mean the Uniform Commercial Code as in effect in each applicable jurisdiction.

Unrestricted Subsidiary shall mean any Subsidiary of the Borrower designated as such on Schedule 5.1.3 or which the Borrower has designated in writing to the Agent to be an Unrestricted Subsidiary pursuant to Section 7.2.21; provided, that with respect to wholly-owned Unrestricted Subsidiaries, (i) each Unrestricted Subsidiary must at all times have no more than $5,000,000 of assets; (ii) the aggregate value of assets held by all Unrestricted Subsidiaries shall not equal more than $10,000,000, (iii) such Unrestricted Subsidiary shall not own any assets which are material to the value or operation of the business of any Loan Party or own directly any ownership interests in a Restricted Subsidiary and (iv) the aggregate Consolidated EBITDA of all Unrestricted Subsidiaries shall not be more than $5,000,000 during any fiscal year.

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.2 Construction.

Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

1.2.1 Number; Inclusion.

References to the plural include the singular, the plural, the part and the whole; “or” has the inclusive meaning represented by the phrase “and/or,” and “including” has the meaning represented by the phrase “including without limitation;”

1.2.2 Determination.

References to “determination” of or by the Agent or the Lenders shall be deemed to include good-faith estimates or computations as applicable by the Agent or the Lenders (in the case of quantitative determinations) and good-faith beliefs by the Agent or the Lenders (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;

1.2.3 Agent’s Discretion and Consent.

Whenever the Agent or the Lenders are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith;

1.2.4 Documents Taken as a Whole.

The words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

1.2.5 Headings.

The section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

1.2.6 Implied References to this Agreement.

Article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;

1.2.7 Persons.

Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

1.2.8 Modifications to Documents.

Reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

1.2.9 From, To and Through.

Relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including” and

1.2.10 Shall; Will.

References to “shall” and “will” are intended to have the same meaning.

1.3 Accounting Principles.

Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 7.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 7.2 shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Historical Statements referred to in Section 5.1.9(i) [Historical Statements]. In the event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 7.2 based upon any Loan Party’s regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with such Loan Party’s financial statements at that time.

2. REVOLVING CREDIT FACILITY AND SWING LOAN FACILITY

2.1 Commitments.

2.1.1 Loans.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date, provided, that after giving effect to such Loan the aggregate amount of Loans from such Lender shall not exceed such Lender’s Commitment minus such Lender’s Ratable Share of the Letters of Credit Outstanding. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.

2.1.2 Swing Loan Commitment.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC Bank may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the “Swing Loans”) to the Borrower at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of the Swing Loan Commitment, provided, that the aggregate principal amount of PNC Bank’s Swing Loans and the Loans of all the Lenders at any one time outstanding shall not exceed the Commitments of all the Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2.

2.2 Nature of Lenders’ Obligations with Respect to Loans.

Each Lender shall be obligated to participate in each request for Loans pursuant to Section 2.5 [Loan Requests] in accordance with its Ratable Share. The aggregate of each Lender’s Loans outstanding hereunder to the Borrower at any time shall never exceed its Commitment minus its Ratable Share of the Letters of Credit Outstanding. The obligations of each Lender hereunder are several.

The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Loans hereunder on or after the Expiration Date.

2.3 Commitment Fees.

Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Agent for the account of each Lender, as consideration for such Lender’s Commitment hereunder, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) on the average daily difference between the amount of (i) such Lender’s Commitment as the same may be constituted from time to time (for purposes of this computation, PNC Bank’s Swing Loans shall be deemed to be borrowed amounts under its Commitment) and the (ii) the sum of such Lender’s Loans outstanding plus its Ratable Share of Letters of Credit Outstanding. All Commitment Fees shall be payable in arrears on the first day of each April, July, October and January after the date hereof and on the Expiration Date or upon acceleration of the Loans.

2.4 Swing Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request PNC Bank to make Swing Loans by delivery to PNC Bank not later than 1:00 p.m. Pittsburgh time on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.4 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $100,000.

2.5 Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Loans, or renew or convert the Interest Rate Option applicable to existing Loans pursuant to Section 3.2 [Interest Periods], by delivering to the Agent, not later than 11:00 a.m., Pittsburgh time, (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Loans to which the Euro-Rate Option applies or the conversion to or the renewal of the Euro-Rate Option for any Loans; and (ii) on the Business Day of the proposed Borrowing Date with respect to the making of a Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed

Loans comprising each Borrowing Tranche, which shall be in integral multiples of $1,000,000 and not less than $3,000,000 for each Borrowing Tranche to which the Euro-Rate Option applies and not less than the lesser of $100,000 or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies; (iii) whether the Euro-Rate Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche; and (iv) in the case of a Borrowing Tranche to which the Euro-Rate Option applies, an appropriate Interest Period for the Loans comprising such Borrowing Tranche.

2.6 Making Loans and Swing Loans.

2.6.1 Making Loans.

The Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5 [Loan Requests], notify the Lenders of its receipt of such Loan Request specifying: (i) the proposed Borrowing Date and the time and method of disbursement of the Loans requested thereby; (ii) the amount and type of each such Loan and the applicable Interest Period (if any); and (iii) the apportionment among the Lenders of such Loans as determined by the Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations]. Each Lender shall remit the principal amount of each Loan to the Agent such that the Agent is able to, and the Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 6.2 [Each Additional Loan], fund such Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., Pittsburgh time, on the applicable Borrowing Date; provided, that if any Lender fails to remit such funds to the Agent in a timely manner, the Agent may elect in its sole discretion to fund with its own funds the Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 9.16 [Availability of Funds].

2.6.2 Making Swing Loans.

So long as PNC Bank elects to make Swing Loans, PNC Bank shall, after receipt by it of a Swing Loan Request pursuant to Section 2.4, fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. Pittsburgh time on the Borrowing Date.

2.7 Notes; Swing Loan Note.

The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Loans made to it by each Lender, together with interest thereon, shall be evidenced by a Note payable to the order of such Lender in a face amount equal to the Commitment of such Lender. The obligation of the Borrower to repay the unpaid principal amount of the Swing Loans made to it by PNC Bank together with interest thereon shall be evidenced by a demand promissory note of the Borrower in substantially the form attached hereto as Exhibit 1.1(S)(2) payable to the order of PNC Bank in a face amount equal to the Swing Loan Commitment.

2.8 Borrowings to Repay Swing Loans.

PNC Bank may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC Bank so requests, accrued interest thereon; provided, that no Lender shall be obligated in any event to make Loans in excess of its Commitment. Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5 without regard to any of the requirements of that provision. PNC Bank shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Loans are to be made under this Section 2.8 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Loans (whether or not the conditions specified in Section 6.2 are then satisfied) by the time PNC Bank so requests, which shall not be earlier than 3:00 p.m. Pittsburgh time on the Business Day next after the date the Lenders receive such notice from PNC Bank.

2.9 Letter of Credit Subfacility.

2.9.1 Issuance of Letters of Credit.

The Borrower, if applicable, may request the issuance of a letter of credit (each a “Letter of Credit”) on behalf of itself or another Loan Party by delivering or having such other Loan Party deliver to the Agent a completed application and agreement for letters of credit in such form as the Agent may specify from time to time by no later than 10:00 a.m., Pittsburgh time, at least three (3) Business Days, or such shorter period as may be agreed to by the Agent, in advance of the proposed date of issuance. Each Letter of Credit issued under this Section shall be a Standby Letter of Credit. Subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.9, the Agent or any of the Agent’s Affiliates will issue a Letter of Credit provided, that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than five (5) Business Days prior to the Expiration Date and providing that in no event shall (i) the Letters of Credit Outstanding exceed, at any one time, $10,000,000 or (ii) the Facility Usage exceed, at any one time, the Commitments. Schedule 2.9.1 sets forth letters of credit, issued by Agent and the Agent’s Affiliates as an “issuing bank” under the Prior Credit Agreement, which are outstanding as of the Closing Date (the “Existing Letters of Credit”). It is expressly agreed that the Existing Letters of Credit are Letters of Credit under this Agreement.

2.9.2 Letter of Credit Fees.

The Borrower shall pay (i) to the Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Euro-Rate Margin, and (ii) to the Agent for its own account a fronting fee equal to 0.125% per annum (computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily average Letters of Credit Outstanding and shall be payable quarterly in arrears commencing with the first day of each April, July, October and January following issuance of each Letter of Credit and on the Expiration Date. The Borrower shall also pay to the Agent for the Agent’s sole account the Agent’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Agent may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.9.3 Disbursements, Reimbursement.

2.9.3.1 Immediately upon the Issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

2.9.3.2 In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Agent will promptly notify the Borrower. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Agent shall sometimes be referred to as a “Reimbursement Obligation”) the Agent prior to 12:00 noon, Pittsburgh time on each date that an amount is paid by the Agent under any Letter of Credit (each such date, an “Drawing Date”) in an amount equal to the amount so paid by the Agent. In the event the Borrower fails to reimburse the Agent for the full amount of any drawing under any Letter of Credit by 12:00 noon, Pittsburgh time, on the Drawing Date, the Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Commitment and subject to the conditions set forth in Section 6.2 [Each Additional Loan] other than any notice requirements. Any notice given by the Agent pursuant to this Section 2.9.3.2 may be oral if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.9.3.3 Each Lender shall upon any notice pursuant to Section 2.9.3.2 make available to the Agent an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.9.3.4) each be deemed to have made a Loan under the Base Rate Option to the Borrower in that amount. If any Lender so notified fails to make available to the Agent for the account of the Agent the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m., Pittsburgh time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Agent will promptly give notice of the occurrence of the Drawing Date, but failure of the Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.9.3.3.

2.9.3.4 With respect to any unreimbursed drawing that is not converted into Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.9.3.2, because of the Borrower’s failure to satisfy the conditions set forth in Section 6.2 [Each Additional Loan] other than any notice requirements or for any other reason, the Borrower shall be deemed to have incurred from the Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Loans under the Base Rate Option. Each Lender’s payment to the Agent pursuant to Section 2.9.3.3 shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its participation obligation under this Section 2.9.3.

2.9.4 Repayment of Participation Advances.

2.9.4.1 Upon (and only upon) receipt by the Agent for its account of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Agent, or (ii) in payment of interest on such a payment made by the Agent under such a Letter of Credit, the Agent will pay to each Lender, in the same funds as those received by the Agent, the amount of such Lender’s Ratable Share of such funds, except the Agent shall retain the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by Agent.

2.9.4.2 If the Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by any Loan Party to the Agent pursuant to Section 2.9.4.1 in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Agent, forthwith return to the Agent the amount of its Ratable Share of any amounts so returned by the Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

2.9.5 Documentation.

Each Loan Party agrees to be bound by the terms of the Agent’s application and agreement for letters of credit and the Agent’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.9.6 Determinations to Honor Drawing Requests.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.9.7 Nature of Participation and Reimbursement Obligations.

Each Lender’s obligation in accordance with this Agreement to make the Loans or Participation Advances, as contemplated by Section 2.9.3, as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent or any of its Affiliates, the Borrower, or any other Person for any reason whatsoever;

(ii) the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Section 2.1 [Commitments], 2.5 [Loan Requests], 2.6 [Making Loans] or 6.2 [Each Additional Loan] or as otherwise set forth in this Agreement for the making of a Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.9.3;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Agent or its Affiliates or any Lender or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if the Agent or any of the Agent’s Affiliates has been notified thereof;

(vi) payment by the Agent or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts of omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Agent or any of Agent’s Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Agent has received written notice from such Loan Party of such failure within three Business Days after the Agent shall have furnished such Loan Party a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x) any breach of this Agreement or any other Loan Document by any party thereto;

(xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.9.8 Indemnity.

In addition to amounts payable as provided in Section 9.5 [Reimbursement and Indemnification of Agent by the Borrower], the Borrower hereby agrees to protect, indemnify, pay and save harmless the Agent and any of Agent’s Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which the Agent or any of Agent’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (i) the gross negligence or willful misconduct of the Agent as determined by a final judgment of a court of competent jurisdiction or (ii) the wrongful dishonor by the Agent or any of

Agent’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called “Governmental Acts”).

2.9.9 Liability for Acts and Omissions.

As between any Loan Party and the Agent, or the Agent’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Agent shall not be responsible for any of the following including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Agent or the Agent’s Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent or the Agent’s Affiliates, as applicable, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Agent’s or the Agent’s Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Agent from liability for the Agent’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Agent or the Agent’s Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Agent and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Agent or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Agent or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located and (vi) may settle or adjust any claim or demand made on the Agent or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject to such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Agent or the Agent’s Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Agent or the Agent’s Affiliates under any resulting liability to the Borrower or any Lender.

2.10 Increase in Commitments.

2.10.1 Increasing Lenders and New Lenders.

The Borrower may, at any time prior to the earlier of (i) a request for a Reduction of Commitment pursuant to Section 4.4.4 or (ii) the Expiration Date, make a maximum of three separate requests that (a) the current Lenders (each an “Existing Lender” and collectively, the “Existing Lenders”) increase their Commitments (any Existing Lender which elects to increase its Commitment shall be referred to as an “Increasing Lender”) or (b) one or more new banks (each a “New Lender”) join this Agreement and provide a Commitment hereunder, subject to the following terms and conditions:

(i) No Obligation to Increase. No Existing Lender shall be obligated to increase its Commitment and any increase in the Commitment by any Existing Lender shall be in the sole discretion of such Existing Lender;

(ii) Defaults. There shall exist no Event of Default or Potential Default on the effective date of such increase (each such date, a “Commitment Increase Date”) after giving effect to such increase;

(iii) Aggregate Commitments. After giving effect to such increase, (a) the total Commitments shall not exceed $800,000,000 and (b) the aggregate amount of all increases since the Closing Date shall not exceed $100,000,000;

(iv) Minimum Increases; Minimum Commitments; Integral Multiples. Each such request shall be in a minimum amount of $25,000,000;

(v) Resolutions; Opinion. The Loan Parties shall deliver to the Agent on or before the Commitment Increase Date the following documents in form and substance reasonably satisfactory to the Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Commitment has been approved by such Loan Parties, and (2) an opinion of counsel addressed to the Agent and the Lenders addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Loan Parties;

(vi) Notes. The Borrower shall execute and deliver (a) to each Increasing Lender a replacement Note reflecting the new amount of such Increasing Lender’s Commitment after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be terminated and replaced) and (b) to each New Lender a Note reflecting the amount of such New Lender’s Commitment;

(vii) Approval. The Agent shall have approved of (based on Agent’s reasonable satisfaction with) the Increasing Lender or New Lender, as the case may be, that is providing such increase and the amount of the increase by each such Increasing Lender or New Lender;

(viii) Increasing Lenders. If any portion of the increase in Commitments is being provided by one or more Increasing Lenders, then such Increasing Lenders shall confirm their agreement to increase their Commitment pursuant to a Commitment Increase Agreement in substantially the form of Exhibit 2.10(A) signed by them, the Agent and the Loan Parties and delivered to the Agent at least five (5) Business Day before the Commitment Increase Date and

(ix) New Lenders —Joinder. If the Borrower desires that one or more New Lenders provide all or a portion of such increase in Commitments, then such New Lender, the Loan Parties and the Agent shall execute a Lender Joinder and Assumption Agreement in substantially the form of Exhibit 2.10(B), pursuant to which the New Lender shall join and become a party to this Agreement and the other Loan Documents effective on the Commitment Increase Date with a Commitment in the amount set forth in Schedule 1.1(B) to such Lender Joinder and Assumption Agreement.

2.10.2 Treatment of Outstanding Loans and Letters of Credit.

2.10.2.1 Repayment of Outstanding Loans, Borrowing of New Loans.

On the Commitment Increase Date, the Borrower shall repay all outstanding Loans, subject to the Borrower’s indemnity obligations under Section 4.6.2 [Indemnity], provided, that it may borrow new Loans with a Borrowing Date on the Commitment Increase Date and, provided further, that the Borrower and the Agent shall use reasonable efforts to try to minimize amounts payable on account of Borrower’s indemnity obligations under Section 4.6.2 [Indemnity]. Each of the Lenders shall participate in any new Loans made on or after the Commitment Increase Date in accordance with their respective Ratable Shares after giving effect to the increase in Commitments contemplated by this Section 2.10.2.1.

2.10.2.2 Outstanding Letters of Credit.

On each Commitment Increase Date, each Increasing Lender and each New Lender (a) will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to its Ratable Share of each such Letter of Credit and the participation of each other Lender in each such Letter of Credit shall be adjusted accordingly and (b) will acquire, (and will pay to the Agent, for the account of each Lender, in immediately available funds) an amount equal to its Ratable Share of all outstanding Participation Advances.

3. INTEREST RATES

3.1 Interest Rate Options.

The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by the Borrower from the Base Rate Option or Euro-Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided, that there shall not be at any one time outstanding more than seven (7) Borrowing Tranches in the aggregate among all of the Loans, and, provided further, that only the Base Rate Option shall apply to the Swing Loans. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.

3.1.1 Interest Rate Options.

The Borrower shall have the right to select from the following Interest Rate Options applicable to the Loans (subject to the provisions above regarding Swing Loans):

(i) Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate or

(ii) Euro-Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus the Applicable Margin.

3.1.2 Rate Quotations.

The Borrower may call the Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

3.2 Interest Periods.

At any time when the Borrower shall select, convert to or renew a Euro-Rate Option, the Borrower shall notify the Agent thereof at least three (3) Business Days prior to the effective date of such Euro-Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Euro-Rate Option:

3.2.1 Renewals.

In the case of the renewal of a Euro-Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

3.3 Interest After Default.

To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived:

3.3.1 Letter of Credit Fees, Interest Rate.

The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] or Section 3.1 [Interest Rate Options], respectively, shall bear interest at a rate per annum equal to the sum of the interest applicable under the Revolving Base Rate Option plus an additional 2.0% per annum; and

3.3.2 Other Obligations.

Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is paid in full; and

3.3.3 Acknowledgment.

The Borrower acknowledges that the increase in rates referred to in this Section 3.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by the Borrower upon demand by Agent.

3.4 Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

3.4.1 Unascertainable.

If on any date on which a Euro-Rate would otherwise be determined, the Agent shall have determined that (i) adequate and reasonable means do not exist for ascertaining such Euro-Rate or (ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the Euro-Rate, then the Agent shall have the rights specified in Section 3.4.3.

3.4.2 Illegality; Increased Costs; Deposits Not Available.

If at any time any Lender shall have determined that:

(i) the making, maintenance or funding of any Loan to which a Euro-Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii) such Euro-Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a Euro-Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Agent shall have the rights specified in Section 3.4.3.

3.4.3 Agent’s and Lender’s Rights.

In the case of any event specified in Section 3.4.1 above, the Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 3.4.2 above, such Lender shall promptly so notify the Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a Euro-Rate Option shall be suspended until the Agent shall have later notified the Borrower, or such Lender shall have later notified the Agent, of the Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Agent makes a determination under Section 3.4.1 and the Borrower has previously notified the Agent of its selection of, conversion to or renewal of a Euro-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Agent of a determination under Section 3.4.2, on the date specified in such notice, the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 4.6.2 [Indemnity], as to any Loan of the Lender to which a Euro-Rate Option applies, either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 4.4 [Voluntary Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

3.5 Selection of Interest Rate Options.

If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Euro-Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 3.2 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option commencing upon the last day of the existing Interest Period.

4. PAYMENTS

4.1 Payments

4.1.1 Payment Requirements.

All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 12:00 noon, Pittsburgh time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Agent at the Principal Office for the account of PNC Bank with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Loans in U.S. Dollars and in immediately available funds, and the Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided, that in the event payments are received by 12:00 noon, Pittsburgh time, by the Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Agent, the Agent shall pay the Lenders the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Agent and not distributed to the Lenders. The Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

4.2 Pro Rata Treatment of Lenders.

Each borrowing shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees, Letter of Credit Fees or other fees (except for the Agent’s Fee) or amounts due from the Borrower hereunder to the Lenders with respect to the Loans, shall (except as provided in Section 3.4.3 [Agent’s and Lender’s Rights] in the case of an event specified in Section 3.4 [Euro-Rate Unascertainable; Etc.], 4.4.2 [Replacement of a Lender] or 4.6 [Additional Compensation in Certain Circumstances]) be made in proportion to the applicable Loans outstanding from each Lender and, if no such Loans are then outstanding, in proportion to the Ratable Share of each Lender. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to PNC Bank according to Section 2.

4.3 Interest Payment Dates.

Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on the first day of each April, July, October and January after the date hereof and on the Expiration Date or upon acceleration of the Notes. Interest on Loans to which the Euro-Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 4.5 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated maturity date, upon acceleration or otherwise).

4.4 Voluntary Prepayments.

4.4.1 Right to Prepay.

The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 4.4.2 below or in Section 4.6 [Additional Compensation in Certain Circumstances]):

(i) at any time with respect to any Loan to which the Base Rate Option applies;

(ii) on the last day of the applicable Interest Period with respect to Loans to which a Euro-Rate Option applies and

(iii) on the date specified in a notice by any Lender pursuant to Section 3.4 [Euro-Rate Unascertainable, Etc.] with respect to any Loan to which a Euro-Rate Option applies.

Whenever the Borrower desires to prepay any part of the Loans, the Borrower shall provide a prepayment notice to the Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Loans or not later than 2:00 p.m., Pittsburgh time, on the date of prepayment of Swing Loans, setting forth the following information:

(x) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(y) a statement indicating the application of the prepayment between the Swing Loans and the Loans; and

(z) the total principal amount of such prepayment, which shall not be less than (1) $100,000 for any Swing Loan or Loans to which a Base Rate Option applies and (2) $1,000,000 for any Loans to which a Euro-Rate Option applies.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 3.4.3 [Agent’s and Lender’s rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied first to Loans to which the Base Rate Option applies, then to Loans to which the Euro-Rate Option applies. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 4.6.2 [Indemnity].

4.4.2 Replacement of a Lender.

In the event any Lender (i) gives notice under Section 3.4 [Euro-Rate Unascertainable, Etc.] or Section 4.6.1 [Increased Costs, Etc.], (ii) does not fund Loans because the making of such Loans would contravene any Law applicable to such Lender, (iii) becomes a Nonconsenting Lender or (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), then the Borrower shall have the right at its option, with the consent of the Agent, which shall not be unreasonably withheld, to prepay the Loans of such Lender in whole, together with all interest accrued thereon, and terminate such Lender’s Commitment within ninety (90) days after (w) receipt of such Lender’s notice under Section 3.4 [Euro-Rate Unascertainable, Etc.] or 4.6.1 [Increased Costs, Etc.], (x) the date such Lender has failed to fund Loans because the making of such Loans would contravene Law applicable to such Lender, (y) such Lender becomes a Nonconsenting Lender or (z) the date such Lender became subject to the control of an Official Body, as applicable; provided, that the Borrower shall also pay to such Lender at the time of such prepayment any amounts required under Section 4.6 [Additional Compensation in Certain Circumstances] and any accrued interest due on such amount and any related fees; provided, however, that the Commitment of such Lender shall be provided by one or more of the remaining Lenders or a replacement bank acceptable to the Agent; provided further, the remaining Lenders shall have no obligation hereunder to increase their Commitments. Notwithstanding the foregoing, the Agent may only be replaced subject to the requirements of Section 9.14 [Successor Agent] and provided, that all Letters of Credit have expired or been terminated or replaced or cash-collateralized.

4.4.3 Change of Lending Office.

Each Lender agrees that upon the occurrence of any event giving rise to increased costs or other special payments under Section 3.4.2 [Illegality, Etc.] or 4.6.1 [Increased Costs, Etc.] with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event; provided, that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 4.4.3 shall affect or postpone any of the Obligations of the Borrower or any other Loan Party or the rights of the Agent or any Lender provided in this Agreement.

4.4.4 Reduction of Commitment.

The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to Agent to permanently and ratably reduce, in whole multiples of $1,000,000 of principal, or terminate the Commitments without penalty or premium, except as hereinafter set forth, provided, that any such reduction or termination shall be accompanied by (i) the payment in full of any Commitment Fee and other fees then accrued on the amount of such reduction or termination and (ii) prepayment of the Notes (together with cash collateralization, if necessary, of the Letters of Credit), together with the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 4.6 [Additional Compensation in Certain Circumstances]), to the extent that the aggregate amount thereof then outstanding exceeds the Commitments as so reduced or terminated. From the effective date of any such reduction or termination, the obligations of the Borrower to pay the Commitment Fee shall correspondingly be reduced or cease, as the case may be.

4.5 Mandatory Prepayments.

4.5.1 Sale of Assets.

Promptly after the receipt of proceeds from any sale, lease or transfer of assets authorized by Section 7.2.7(v) (which are not reinvested in the time period set forth therein), the Borrower shall promptly make a mandatory prepayment of principal on the Loans, subject to the terms in Section 4.5.5, equal to the net after-tax proceeds of such sale (as estimated in good faith by the Borrower) (the “Sale Proceeds”).

4.5.2 Debt or Equity Offering.

Within five (5) Business Days of (i) any receipt of any funds resulting from additional member interests being issued in any Loan Party or partnership interests being issued in Parent (other than the issuance of the Parent’s equity interests in connection with a Permitted Acquisition) or (ii) any proceeds of Indebtedness incurred by any of the Loan Parties other than Indebtedness permitted under Section 7.2.1, the Borrower shall promptly make a mandatory prepayment of principal on the Loans, subject to the terms in Section 4.5.5, equal to the net after-tax proceeds of such equity or debt offering (as estimated in good faith by the Borrower) unless such proceeds are promptly used for making a prepayment on Indebtedness of the type described in Section 7.2.1(viii).

4.5.3 Insurance or Condemnation Proceeds.

Within one hundred eighty (180) days of any receipt of insurance or condemnation proceeds, which individually or in the aggregate, involve more than $10,000,000 in any fiscal year, subject to the ability of the Loan Parties to reinvest such proceeds (the “Insurance Proceeds”), the Borrower shall have reinvested the after-tax proceeds of such Insurance Proceeds in replacement or substitute assets or the Borrower shall make a mandatory prepayment of principal on the Loans equal to the net after-tax proceeds of such Insurance Proceeds.

4.5.4 Purchase Price Adjustment.

Within one hundred eighty (180) days of any receipt of funds resulting from any purchase price adjustment involving more than $10,000,000 on account of any Permitted Acquisition (a “Purchase Price Adjustment”), the Borrower shall make a mandatory prepayment of principal on the Loans, subject to the terms in Section 4.5.5, equal to the net after-tax proceeds of such Purchase Price Adjustment.

4.5.5 Application of Prepayments on and Reduction in Commitments.

To the extent that the cumulative, aggregate amount of Sale Proceeds, Insurance Proceeds and Purchase Price Adjustments received by the Loan Parties exceeds 10% of Consolidated Assets, all proceeds of the foregoing shall be promptly applied to (i) prepay the Loans, and (ii) the Commitments shall be automatically and irrevocably reduced by the principal amount so prepaid under clause (i) above.

4.5.6 Application Among Interest Rate Options.

All prepayments required pursuant to this Section 4.5 shall first be applied to the principal amount of the Loans subject to the Base Rate Option and accrued and unpaid interest thereon, then to Loans subject to a Euro-Rate Option and accrued and unpaid interest thereon. In accordance with Section 4.6.2 [Indemnity], the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a Euro-Rate Option on any day other than the last day of the applicable Interest Period.

4.6 Additional Compensation in Certain Circumstances.

4.6.1 Increased Costs or Reduced Return Resulting from Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.

If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:

(i) subjects any Lender to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans or payments by the Borrower of principal, interest, Commitment Fees or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income of such Lender),

(ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Lender or

(iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, any Lender or (B) otherwise applicable to the obligations of any Lender under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Lender with respect to this Agreement, the Notes or the making, maintenance or funding of any part of the Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Lender’s capital, taking into consideration such Lender’s customary policies with respect to capital adequacy) by an amount which such Lender in its sole discretion deems to be material, such Lender shall from time to time notify the Borrower and the Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by such Lender to be necessary to compensate such Lender for such increase in cost, reduction of income, additional expense or reduced rate of return. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

4.6.2 Indemnity.

In addition to the compensation required by Section 4.6.1 [Increased Costs, Etc.], the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Lender to fund or maintain Loans subject to a Euro-Rate Option) which such Lender sustains or incurs as a consequence of any

(i) payment, prepayment, conversion or renewal of any Loan to which a Euro-Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Loan Requests] or Section 3.2 [Interest Periods] or notice relating to prepayments under Section 4.4 [Voluntary Prepayments] or

(iii) default by any Loan Party in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

4.7 Settlement Date Procedures.

In order to minimize the transfer of funds between the Lenders and the Agent, the Borrower may borrow, repay and reborrow Swing Loans and PNC Bank may make Swing Loans as provided in Section 2.6.2 hereof during the period between Settlement Dates. Not later than 12:00 noon, Pittsburgh time, on each Settlement Date, the Agent shall notify each Lender of its Ratable Share of the total of the Loans and the Swing Loans (each a “Required Share”). Prior to 2:00 p.m., Pittsburgh time, on such Settlement Date, each Lender shall pay to the Agent the amount equal to the difference between its Required Share and its Loans, and the Agent shall pay to each Lender its Ratable Share of all payments made by the Borrower to the Agent with respect to the Loans. The Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Loans and on mandatory prepayment dates hereunder and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 4.7 shall relieve the Lenders of their obligations to fund Loans on dates other than a Settlement Date pursuant to Section 2.8. The Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Agent such Lender’s Ratable Share of the outstanding Loans and each Lender may at any time require the Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrower to the Agent with respect to the Loans.

5. REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties.

The Loan Parties, jointly and severally, represent and warrant to the Agent and each of the Lenders as follows:

5.1.1 Organization and Qualification.

Each Loan Party and each Restricted Subsidiary of each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Loan Party and each Restricted Subsidiary of each Loan Party has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct. Each Loan Party and each Restricted Subsidiary of each Loan Party is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except as otherwise permitted in Section 7.2.6 [Liquidations, Mergers, Etc.] or where the failure to maintain such legal existence and license or qualification would not result in a Material Adverse Change.

5.1.2 Ownership.

The Parent is the sole member of the Borrower. Penn Virginia Resource GP, LLC is the general partner of the Parent and Penn Virginia Corporation indirectly owns all of the general partnership interests of the Parent.

5.1.3 Subsidiaries.

Schedule 5.1.3 states the name of each Subsidiary of the Borrower (other than Subsidiaries which have been formed or acquired within the past thirty (30) days and which have not yet joined as a Guarantor pursuant to Section 10.18 [Joinder of Guarantors]), its jurisdiction of incorporation, the issued and outstanding shares (referred to herein as the “Subsidiary Shares”) if it is a corporation, partnership interests (the “Partnership Interests”) if it is a partnership, or limited liability company interests and the voting rights associated therewith (the “LLC Interests”) if it is a limited liability company, owned by Borrower and its subsidiaries and designates each Unrestricted Subsidiary and Immaterial Subsidiary as such. The Borrower and each Restricted Subsidiary has good and marketable title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case (other than those of Unrestricted Subsidiaries) of any Lien other than the Liens granted under the Security Documents. All Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 5.1.3.

5.1.4 Power and Authority.

Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

5.1.5 Validity and Binding Effect.

This Agreement has been duly and validly executed and delivered by each Loan Party and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of such Loan Document. This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

5.1.6 No Conflict.

Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or Restricted Subsidiary is a party or by which it or any of its Restricted Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Restricted Subsidiaries (other than Liens granted under the Loan Documents).

5.1.7 Litigation.

There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Restricted Subsidiary of such Loan Party at law or equity before any Official Body which individually or in the aggregate may result in any Material Adverse Change. None of the Loan Parties or any Restricted Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which may result in any Material Adverse Change.

5.1.8 Title to Properties.

A Lien on all Real Property owned by each Loan Party has been granted to the Agent for the benefit of the Secured Parties pursuant to a Mortgage and other appropriate Security Documents, except for (i) Real Property included in the Excluded Property and (ii) Real Property acquired by a Loan Party in which a Mortgage and other appropriate Security Documents will be executed and delivered by such Loan Party in favor of the Agent for the benefit of the Secured Parties within the time frames provided in Section 7.1.13 [Collateral and Additional Collateral; Execution and Delivery of Additional Security Documents] or Section 10.18 [Joinder of Guarantors], as applicable. Each Loan Party and each Restricted Subsidiary of each Loan Party has good and sufficient title to or valid leasehold interest in all properties, assets and other rights that are reflected as owned or leased on its most recent audited balance sheet, free and clear of all Liens except Permitted Liens, and subject to the terms and conditions of the applicable leases. All leases of property are in full force and effect, except for those leases of property where such failure would not result in a Material Adverse Change.

5.1.9 Financial Statements.

(i) Historical Statements. The Borrower has delivered to the Agent copies of the Parent’s audited consolidated year-end financial statements for the fiscal year ended December 31, 2007 (the “Historical Statements”). The Historical Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete and fairly represent in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied. Since December 31, 2007, no Material Adverse Change has occurred.

(ii) Financial Projections. The Borrower has delivered to the Agent financial projections of the Loan Parties for the fiscal years 2008 through 2011 derived from various assumptions of the Loan Parties’ management (the “Financial Projections”). The Loan Parties believe that the Financial Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Loan Parties’ management. The Financial Projections accurately reflect the liabilities of the Loan Parties upon consummation of the transactions contemplated hereby as of the Closing Date.

5.1.10 Use of Proceeds; Margin Stock; Section 20 Subsidiaries.

5.1.10.1 General.

The Loan Parties intend to use the proceeds of the Loans in accordance with Section 7.1.9.

5.1.10.2 Margin Stock.

None of the Loan Parties or any Restricted Subsidiary of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Restricted Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Restricted Subsidiary of any Loan Party are or will be represented by margin stock.

5.1.10.3 Section 20 Subsidiaries.

The Loan Parties do not intend to use, and shall not use any portion of the proceeds of the Loans, directly or indirectly, to purchase during the underwriting period, or for thirty (30) days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

5.1.11 Full Disclosure.

Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Loan Party or Restricted Subsidiary of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

5.1.12 Taxes.

All federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Restricted Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of any Loan Party or Restricted Subsidiary of any Loan Party for any period.

5.1.13 Consents and Approvals.

Except for the filing of financing statements and certain other filings which must be made in connection with the Ancillary Security Documents, no consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, except as listed on Schedule 5.1.13, all of which shall have been obtained or made on or prior to the Closing Date; provided, however, with respect to rights of ways and easements, the Loan Parties are not making a representation and warranty that all consents have been obtained to grant a Lien or assign such rights of way or easements, but that such failure will not have a material adverse affect on the value of the Collateral.

5.1.14 No Event of Default; Compliance with Instruments.

No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default. None of the Loan Parties or any Restricted Subsidiary of any Loan Party is in violation of (i) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Change.

5.1.15 Patents, Trademarks, Copyrights, Licenses, Etc.

Each Loan Party and each Restricted Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Restricted Subsidiary, without known possible, alleged or actual conflict with the rights of others.

5.1.16 Solvency.

(i) The fair value of each Loan Party’s assets exceed the total amount of liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Loan Party, (ii) the present fair salable value of the assets of each Loan Party exceed the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of each such Loan Party as they become absolute and matured, (iii) each Loan Party is able to pay its debts, including contingent liabilities, as they mature and become due, (iv) no Loan Party is nor will be engaged in a business for which its capital is, or would be, unreasonably small, (v) no Loan Party is or will be engaged in a business or transaction for which the remaining assets of such Loan Party are or would be unreasonably small in relation to such business or transaction and (vi) no Loan Party has incurred (by way of assumption or otherwise) any obligation or liability (contingent, subordinated, unmatured and unliquidated or otherwise) under this Agreement or any of the other Loan Documents to which it is a party, nor has it made any conveyance pursuant to or in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Loan Party.

5.1.17 [Reserved.]

5.1.18 Insurance.

No notice has been given or claim made and no grounds exist to cancel or avoid any of the insurance policies or bonds of the Loan Parties or to reduce the coverage provided thereby. Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party and each Restricted Subsidiary of each Loan Party in accordance with prudent business practice in the industry of the Loan Parties and Restricted Subsidiaries.

5.1.19 Compliance with Laws.

The Loan Parties and their Restricted Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 5.1.24 [Environmental Matters]) in all jurisdictions in which any Loan Party or Restricted Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change.

5.1.20 Material Contracts; Burdensome Restrictions.

All Material Contracts are valid, binding and enforceable upon each Loan Party or Restricted Subsidiary, to the extent a party thereto, and, to the Loan Parties’ knowledge, upon each of the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and there is no default thereunder, to the Loan Parties’ knowledge, with respect to parties other than such Loan Party or Restricted Subsidiary. None of the Loan Parties or their Restricted Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document or any requirement of Law which could reasonably be expected to result in a Material Adverse Change.

5.1.21 Investment Companies; Regulated Entities.

None of the Loan Parties or any Restricted Subsidiary of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.” None of the Loan Parties or any Restricted Subsidiary of any Loan Party is subject to any other Federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

5.1.22 Plans and Benefit Arrangements.

Since their respective dates of formation, none of the Loan Parties or their Restricted Subsidiaries have been members of any ERISA Group or party to any Benefit Arrangements, Plans or Multiemployer Plans and have liabilities with respect to any of the foregoing.

5.1.23 [Reserved.]

5.1.24 Environmental Matters.

Except for those items described on Schedule 5.1.24, none of which items, individually or collectively, could be reasonably expected to result in a Material Adverse Change:

(i) None of the Loan Parties has received any Environmental Complaint, whether directed or issued to any Loan Party or relating or pertaining to activities undertaken by any prior owner, operator or occupant of the Real Property, which would result in a Material Adverse Change, and has no reason to believe that it might receive an Environmental Complaint that would result in a Material Adverse Change.

(ii) No activity of any Loan Party at the Real Property is being conducted in violation of any Environmental Law or Required Environmental Permit, which such activity would result in a Material Adverse Change, and to the knowledge of any Loan Party, no activity of any prior owner, operator or occupant of the Real Property has caused an on-going violation of any Environmental Law, which such activity would result in a Material Adverse Change.

(iii) There are no Regulated Substances present on, in, under, or emanating from, or, to any Loan Party’s knowledge, emanating to, the Real Property or any portion thereof which result in Contamination, which such Contamination would result in a Material Adverse Change.

(iv) Each Loan Party has all Required Environmental Permits, the absence of which would result in a Material Adverse Change, and all such Required Environmental Permits are in full force and effect.

(v) Each Loan Party has submitted to an Official Body and/or maintains, as appropriate, all Required Environmental Notices where the failure to submit and/or maintain such Required Environmental Notices would result in a Material Adverse Change.

(vi) No structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks located on the Real Property contain or use, except in compliance with Environmental Laws and Required Environmental Permits, Regulated Substances or otherwise are operated or maintained except in compliance with Environmental Laws and Required Environmental Permits where such failure to contain, or the use of, Regulated Substances or the noncompliance with Environmental Laws or Required Environmental Permits, would result in a Material Adverse Change. To the knowledge of each Loan Party, no structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks of prior owners, operators or occupants of the Real Property contained or used, except in compliance with Environmental Laws, Regulated Substances or otherwise were operated or maintained by any such prior owner, operator or occupant except in compliance with Environmental Laws where such failure to contain, or the use of, Regulated Substances or the noncompliance with Environmental Laws or Required Environmental Permits, would result in a Material Adverse Change.

(vii) To the knowledge of each Loan Party, no facility or site to which any Loan Party, either directly or indirectly by a third party, has sent Regulated Substances for storage, treatment, disposal or other management is identified in writing or proposed in writing to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation, cleanup, removal, remediation or other response action by an Official Body where such investigation, cleanup, removal, remediation or other response by an Official Body would result in a Material Adverse Change.

(viii) No portion of the Real Property is identified in writing or, to the knowledge of any Loan Party, proposed to be identified in writing on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation or remediation action by an Official Body where such investigation or remediation action by an Official Body would result in a Material Adverse Change, nor to the knowledge of any Loan Party, is any property adjoining or in the proximity of the Real Property so identified or proposed to be identified on any such list where such identification or proposed identification would result in an investigation or remediation action by an Official Body that would result in a Material Adverse Change.

(ix) No portion of the Real Property constitutes an Environmentally Sensitive Area where the inclusion of such portion of the Real Property constituting an Environmentally Sensitive Area would result in a Material Adverse Change.

(x) No lien or other encumbrance authorized by Environmental Laws exists against the Real Property and none of the Loan Parties has any reason to believe that such a lien or encumbrance may be imposed where such lien or encumbrance would result in a Material Adverse Change.

5.1.25 Senior Debt Status.

The Obligations of each Loan Party under this Agreement, the Notes, the Guaranty Agreement, the Parent Guaranty Agreement and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party except Indebtedness of such Loan Party to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of any Loan Party or Subsidiary of any Loan Party which secures indebtedness or other obligations of any Person except for Permitted Liens.

5.1.26 Anti-Terrorism Laws.

5.1.26.1 General.

None of the Loan Parties, nor or any Affiliate of any Loan Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.1.26.2 Executive Order No. 13224.

None of the Loan Parties, nor or any Affiliate of any Loan Party, or their respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list or

(vi) a person or entity who is affiliated or associated with a person or entity listed above.

No Loan Party, or to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

5.1.27 Tax Treatment of Parent.

The Parent is treated as a partnership for federal income tax purposes.

5.1.28 Security Interests.

The Liens and security interests granted to the Agent for the benefit of the Secured Parties pursuant to the Pledge Agreement and the Security Agreement in the Collateral (other than the Real Property) constitute and will continue to constitute Prior Security Interests under the Uniform Commercial Code or other applicable Law entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or such Law. Upon the filing of financing statements relating to said security interests in each office and in each jurisdiction where required in order to perfect the security interests described above, taking possession of any stock certificates or other certificates evidencing the Pledged Collateral, as applicable, all such action as is necessary or advisable to establish such rights of the Agent will have been taken, and there will be upon execution and delivery of the Pledge Agreement and the Security Agreement, such filings and such taking of possession, no necessity for any further action in order to preserve, protect and continue such rights, except the filing of continuation statements with respect to such financing statements pursuant to the Uniform Commercial Code. All filing fees and other expenses in connection with each such action have been or will be paid by the Borrower.

5.1.29 Mortgage Liens.

The Liens granted to the Agent for the benefit of the Secured Parties pursuant to the Mortgages constitute a valid first priority Lien under applicable law, subject to Permitted Liens. All such action as will be necessary or advisable to establish such Lien of the Agent and its priority as described in the preceding sentence will be taken at or prior to the time required for such purpose, and there will be as of the date of execution and delivery of the Mortgages in the applicable recording office of each county where the Real Property described therein is located, no necessity for any further action in order to protect, preserve and continue such Lien and such priority.

5.1.30 Status of the Pledged Collateral.

All the Subsidiary Shares, Partnership Interests or LLC Interests included in the Pledged Collateral to be pledged pursuant to the Pledge Agreement are or will be upon issuance validly issued and nonassessable and owned beneficially and of record by the pledgor free and clear of any Lien or restriction on transfer, except as otherwise provided by the Pledge Agreement and except as the right of the Lenders to dispose of the Subsidiary Shares, Partnership Interests or LLC Interests may be limited by the Securities Act of 1933, as amended, and the regulations promulgated by the SEC thereunder and by applicable state securities laws. There are no shareholder, partnership, limited liability company or other agreements or understandings with respect to the Subsidiary Shares, Partnership Interests or LLC Interests included in the Pledged Collateral except for those delivered to the Agent. The Loan Parties have delivered true and correct copies of such partnership agreements and limited liability company agreements to the Agent.

5.2 Updates to Schedules.

Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrower shall provide the Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct such information or disclosures (i) from time to time, in connection with the delivery of a Loan Request or application for a Letter of Credit as the case may be and (ii) quarterly, in connection with the delivery of the Compliance Certificate delivered pursuant to Section 7.3.3 hereof; provided, however, that with respect to any revision or update to a Schedule that occurs as a result of a change that is adverse to the Lenders as determined by the Agent, such revised or updated Schedule shall not be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Lenders, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule; and provided further, that with respect to a change in the list of Restricted Subsidiaries as a result of a newly acquired or formed Subsidiary, the Loan Parties shall provide such schedule within thirty (30) days after such acquisition or formation pursuant to Section 10.18 [Joinder of Guarantors].

6. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the Agent to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

6.1 First Loans and Letters of Credit.

On the Closing Date:

6.1.1 Officer’s Certificate.

The representations and warranties of each of the Loan Parties contained in Section 5 and in each of the other Loan Documents shall be true and accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and there shall be delivered to the Agent for the benefit of each Lender a certificate of each of the Loan Parties, dated the Closing Date and signed by the Chief Executive Officer, President or Chief Financial Officer of each of the Loan Parties, to each such effect.

6.1.2 Secretary’s Certificate.

There shall be delivered to the Agent for the benefit of each Lender a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties (other than the Immaterial Subsidiaries), certifying as appropriate as to:

(i) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents;

(ii) the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Loan Party for purposes of this Agreement and the true signatures of such officers, on which the Agent and each Lender may conclusively rely;

(iii) copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office and

(iv) recent certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized or qualified to do business.

6.1.3 Delivery of Loan Documents.

The Guaranty Agreement, the Parent Guaranty Agreement, the Indemnity, the Intercompany Subordination Agreement, the Mortgages (other than those set forth on Schedule 7.1.13 which will be duly executed and delivered in accordance with Section 7.1.13), the Notes, the Pledge Agreement, the Security Agreement and the other Loan Documents shall have been duly executed and delivered to the Agent for the benefit of the Lenders, the IRH Providers, the TM Providers and the CH Providers, as applicable, together with all appropriate financing statements and appropriate stock powers and certificates evidencing the Subsidiary Shares, the Partnership Interests and the LLC Interests.

6.1.4 Opinion of Counsel.

(a) There shall be delivered to the Agent for the benefit of each Lender a written opinion of Thompson & Knight LLP, special counsel for the Loan Parties (other than Immaterial Subsidiaries), dated the Closing Date and in form and substance satisfactory to the Agent and its counsel as to the matters set forth in Exhibit 6.1.4(a) and as to such other matters incident to the transactions contemplated herein as the Agent may reasonably request.

(b) There shall be delivered to the Agent for the benefit of each Lender a written opinion of Nancy M. Snyder, Esquire, general counsel for the Loan Parties (other than Immaterial Subsidiaries), dated the Closing Date and in form and substance satisfactory to the Agent and its counsel as to the matters set forth in Exhibit 6.1.4(b) and as to such other matters incident to the transactions contemplated herein as the Agent may reasonably request.

6.1.5 Legal Details.

All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance satisfactory to the Agent and counsel for the Agent, and the Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Agent and said counsel, as the Agent or said counsel may reasonably request.

6.1.6 Payment of Fees.

The Borrower shall have paid or caused to be paid to the Agent for itself and for the account of the Lenders to the extent not previously paid all fees accrued through or otherwise payable on the Closing Date and the costs and expenses for which the Agent and the Lenders are entitled to be reimbursed.

6.1.7 Environmental Matters.

The Loan Parties shall provide the Agent with such environmental reports and audits as reasonably requested by the Agent, except where disclosure of any requested report or audit would jeopardize applicable privileges, and such other information with respect to the Loan Parties’ representations and warranties set forth in Section 5.1.24 as Agent may reasonably request. On the Closing Date, the appropriate officers of the applicable Loan Parties shall have delivered to the Agent, on behalf of such Loan Parties, in form and substance reasonably satisfactory to the Agent a certificate to the effect that the Loan Parties have made known to the Agent all information known to them and their Subsidiaries concerning Environmental Complaints and the Loan Parties and their Restricted Subsidiaries’ compliance with the Environmental Laws relating to any of the Real Property and any other site for which any Loan Party or Restricted Subsidiary of a Loan Party has received notice that it is potentially responsible for Environmental Conditions.

6.1.8 Insurance Policies; Certificates of Insurance; Endorsements.

The Loan Parties shall have delivered evidence acceptable to the Agent that adequate insurance in compliance with Section 7.1.3 [Maintenance of Insurance] is in full force and effect and that all premiums then due thereon have been paid.

6.1.9 Consents.

All material consents required to effectuate the transactions contemplated hereby shall have been obtained.

6.1.10 Officer’s Certificate Regarding MACs.

Since December 31, 2007, no Material Adverse Change shall have occurred, and there shall have been delivered to the Agent for the benefit of each Lender a certificate of each Loan Party (which may be included in the officer’s certificate to be delivered pursuant to Section 6.1.1), dated the Closing Date and signed by the Chief Executive Officer, President or Chief Financial Officer of each respective Loan Party to such effect.

6.1.11 No Violation of Laws.

The making of the Loans and the issuance of the Letters of Credit shall not contravene any Law applicable to any Loan Party or any of the Lenders.

6.1.12 No Actions or Proceedings.

No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

6.1.13 Termination of Note Purchase Agreements.

The Loan Parties shall have caused those certain Note Purchase Agreements, dated March 27, 2003, as amended, pursuant to which the Borrower has issued an aggregate amount of $90,000,000 of Senior Notes due March 27, 2013, to have been terminated, shall have repaid all indebtedness thereunder and shall have provided evidence thereof satisfactory to the Agent.

6.1.14 Lien Search; Filing Receipts; Pledged Shares.

The Agent shall have received (1) a Lien search satisfactory to the Agent, (2) financing statements duly necessary to perfect the Lien of the Lenders on the Collateral and (3) stock certificates or limited liability company certificates evidencing the Pledged Collateral (to the extent that such shares are certificated) and accompanying stock powers.

6.1.15 Projections.

The Loan Parties shall have delivered to the Agent and the Lenders satisfactory projected consolidated financial statements including a pro forma opening balance sheet and pro forma statements of operations and cash flows for the fiscal periods 2008 through 2011.

6.1.16 Refinancing of Prior Credit Agreement.

The following shall occur to the satisfaction of the Agent in its sole discretion: (i) all principal, interest, fees and other liabilities and obligations under the Prior Credit Agreement shall be refinanced hereunder and the Existing Letters of Credit shall be made subject to the terms of this Agreement and (ii) all commitments to lend under the Prior Credit Agreement shall have been irrevocably terminated and of no further force and effect or otherwise refinanced hereunder.

6.1.17 Solvency Certificate.

The Chief Financial Officer of the Borrower shall have delivered a certificate in form and substance satisfactory to the Agent as to the capital adequacy and solvency of the Borrower and its Restricted Subsidiaries after giving effect to the transactions contemplated hereby.

6.2 Each Additional Loan or Letter of Credit.

At the time of making any Loans or issuing any Letters of Credit other than Loans made or Letters of Credit issued on the Closing Date and after giving effect to the proposed extensions of credit: the representations and warranties of the Loan Parties contained in Section 5 and in the other Loan Documents shall be true on and as of the date of such additional Loan or Letter of Credit in all material respects with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct in all material respects on and as of the specific dates or times referred to therein); no Event of Default or Potential Default shall have occurred and be continuing or shall exist; the making of the Loans or issuance of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders and the Borrower shall have delivered to the Agent a duly executed and completed Loan Request or application for a Letter of Credit, as the case may be.

7. COVENANTS

7.1 Affirmative Covenants.

The Loan Parties, jointly and severally, covenant and agree that, until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings, and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations under the Loan Documents and termination of the Commitments, the Loan Parties shall comply at all times with the following affirmative covenants:

7.1.1 Preservation of Existence, Etc.

Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 7.2.6 [Liquidations, Mergers, Etc.] or where the failure to maintain such legal existence and license or qualification would not result in a Material Adverse Change.

7.1.2 Payment of Liabilities, Including Taxes, Etc.

Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in a Material Adverse Change.

7.1.3 Maintenance of Insurance.

Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably satisfactory to the Agent. The Loan Parties shall comply with the covenants and provide the endorsements set forth on Schedule 7.1.3 relating to property and related insurance policies covering the Collateral. At the request of the Agent, the Borrower shall deliver to the Agent and each of the Lenders (x) an original certificate of insurance signed by the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance required to be maintained by this Agreement and the other Loan Documents and (y) from time to time, a summary schedule indicating all insurance then in force with respect to each of the Loan Parties.

7.1.4 Maintenance of Properties and Leases.

Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and, from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof, except where the failure to so maintain would not result in a Material Adverse Change.

7.1.5 Maintenance of Patents, Trademarks, Etc.

Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

7.1.6 Visitation Rights.

Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, permit any of the officers or authorized employees or representatives of the Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times during normal business hours and as often as any of the Lenders may reasonably request; provided, that each Lender shall provide the Borrower and the Agent with reasonable notice prior to any visit or inspection. In the event any Lender desires to conduct an audit of any Loan Party, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Agent, and any such audit (other than Agent’s annual audit described in the last sentence of Section 9.5 or an audit performed during the continuance of an Event of Default) to be at such Lender’s expense.

7.1.7 Keeping of Records and Books of Account.

Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, maintain and keep proper books of record and account which enable each Loan Party and its Restricted Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over any Loan Party or any Restricted Subsidiary of any Loan Party, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

7.1.8 Compliance with Laws.

Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, comply with all applicable Laws in all respects; provided, that it shall not be deemed to be a violation of this Section 7.1.8 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.

7.1.9 Use of Proceeds.

The Loan Parties will use the Letters of Credit and the proceeds of the Loans only for (i) general corporate purposes, including Quarterly Distributions, and for working capital and capital expenditures, (ii) financing Permitted Acquisitions, including payment of fees and expenses in connection therewith, (iii) the issuance of Letters of Credit hereunder, (iv) refinancing the Indebtedness outstanding under the Prior Credit Agreement and (v) fees and expenses in connection herewith. The Loan Parties shall not use the Letters of Credit or the proceeds of the Loans for any purpose which contravenes any applicable Law or any provision hereof.

7.1.10 Further Assurances.

To the extent that a Lien is granted to the Agent in accordance with this Agreement, each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Agent’s Lien on and Prior Security Interest in the Collateral as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Agent in its sole discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

7.1.11 Subordination of Intercompany Loans.

Each Loan Party shall cause any intercompany Indebtedness, loans or advances owed by any Loan Party to any other Loan Party to be subordinated pursuant to the terms of the Intercompany Subordination Agreement.

7.1.12 Anti-Terrorism Laws.

The Loan Parties and their respective Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Borrower shall deliver to Lenders any certification or other evidence, requested from time to time by any Lender in its sole discretion, confirming the Loan Parties’ compliance with this Section 7.1.12.

7.1.13 Collateral and Additional Collateral; Execution and Delivery of Additional Security Documents.

(i) Pursuant to the Loan Documents, the Loan Parties (other than Immaterial Subsidiaries) shall grant, or cause to be granted, to the Agent, for the benefit of the Secured Parties, a first priority security interest in and lien on, subject only to Permitted Liens, (i) all Collateral, and (ii) all other assets of the Loan Parties, whether owned on the Closing Date or subsequently acquired, except Excluded Property;

(ii) Without limiting the generality of the foregoing, each applicable Loan Party (other than Immaterial Subsidiaries) which owns or leases any Real Property (other than Excluded Property) shall, within ninety (90) days after (a) the Closing Date with respect to such Real Property listed on Schedule 7.1.13 owned or leased by such Loan Party on the Closing Date and (b) after becoming the owner or lessor of such Real Property acquired after the Closing Date, shall promptly execute and deliver any and all Security Documents reasonably requested by the Agent to grant a first priority Lien (subject only to Permitted Liens), in such Loan Party’s interest in such Real Property in favor of the Agent, for the ratable benefit of the Lenders, as security for the Obligations. In furtherance of the foregoing, the Loan Parties shall diligently cooperate with and assist, at their own expense, the Agent in procuring any and all Ancillary Security Documents. Each Loan Party hereby appoints any officer or agent of the Agent as its true and lawful attorney, for it and in its name, place and stead, to make, execute, deliver, and cause to be recorded or filed any or all such mortgages, deeds of trust, assignments, pledges, security interests, financing statements and additional documents and agreements relating thereto, granting unto said attorney full power to do any and all things said attorney may consider reasonably necessary or appropriate to be done with respect to the Mortgage Documents as fully and effectively as such Loan Party might or could do, and hereby ratifying and confirming all its said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable for the terms of this Agreement and all transactions hereunder. All costs and expenses incurred by the Agent in connection with the exercise of the rights under this Section shall be paid by the Loan Parties on demand of the Agent. The Loan Parties, the Lenders and the Agent agree that without any further action on the part of any of them, upon execution and/or delivery, the Security Documents and the Ancillary Security Documents shall become Loan Documents and the assets that are subject to the Security Documents shall become collateral for the Obligations.

7.1.14 Unrestricted Subsidiaries.

The Loan Parties:

(i) will cause the management, business and affairs of the Loan Parties and their Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting assets of the Loan Parties and their Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary will be treated as a legal entity separate and distinct from the Loan Parties and the Restricted Subsidiaries;

(ii) will not, and will not permit any Restricted Subsidiary to, incur, assume, guarantee or be or become liable for any Indebtedness of any Unrestricted Subsidiary; and

(iii) will not, and will cause no Restricted Subsidiary to, permit any Unrestricted Subsidiary to hold any equity interest in, or any Indebtedness of, the Loan Parties or any Restricted Subsidiary.

7.1.15 Guaranties by Certain Subsidiaries of the Loan Parties.

To the extent any Subsidiary is not already a Guarantor, the Loan Parties will cause each Subsidiary that guarantees any Indebtedness issued under Section 7.2.1(viii) to simultaneously Guaranty the Obligations hereunder pursuant to a guaranty agreement in form and substance satisfactory to the Agent.

7.2 Negative Covenants.

The Loan Parties, jointly and severally, covenant and agree that, until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations hereunder and termination of the Commitments, the Loan Parties shall comply with the following negative covenants:

7.2.1 Indebtedness.

Each of the Loan Parties shall not, and shall not permit any of its Restricted Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness under the Loan Documents;

(ii) Existing Indebtedness as set forth on Schedule 7.2.1 (including any extensions or renewals thereof, provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 7.2.1);

(iii) Operating leases as and to the extent permitted under Section 7.2.15 [Operating Leases];

(iv) Indebtedness secured by Purchase Money Security Interests and capital leases not exceeding $5,000,000 in the aggregate;

(v) Indebtedness of a Loan Party to another Loan Party which is subordinated in accordance with the provisions of Section 7.1.11 [Subordination of Intercompany Loans];

(vi) Performance Guarantees entered into in the ordinary course of business with respect to the performance of any obligation of any Loan Party;

(vii) Any Commodity Hedge, Lender-Provided Interest Rate Hedge, or other Interest Rate Hedge or Indebtedness under any Other Lender-Provided Financial Service Product;

(viii) Unsecured Indebtedness in connection with a senior or subordinated note offering in an aggregate amount not to exceed $300,000,000 issued by the Parent and a to be formed, direct, wholly owned Subsidiary of Parent; provided, that (i) no Potential Default or Event of Default has occurred and is continuing or would exist after giving effect to the incurrence of such Indebtedness, (ii) the Loan Parties shall have delivered to the Agent at least five (5) days prior to on the date of the incurrence of such Indebtedness a Compliance Certificate, demonstrating that they shall be in pro forma compliance with the financial covenants set forth herein as of the most recently ended fiscal quarter of the Loan Parties after giving effect to the proposed issuance of such Indebtedness, (iii) such Indebtedness has a maturity date at least one year after the Expiration Date hereunder and (iv) such Indebtedness contains terms no more restrictive than those set forth in this Agreement; provided further, that if such Indebtedness is incurred, no prepayment shall be made on such Indebtedness prior to the Expiration Date, other than the net after-tax proceeds received from an equity offering by the Parent;

(ix) Other unsecured Indebtedness (not set forth in subsections (i) through (viii) above) of the Loan Parties and Restricted Subsidiaries in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding.

7.2.2 Liens.

Each of the Loan Parties (other than Parent) shall not, and shall not permit any of its Restricted Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

7.2.3 Guaranties.

Each of the Loan Parties (other than the Parent) shall not, and shall not permit any of its Restricted Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for Guaranties of Indebtedness of the Loan Parties permitted hereunder.

7.2.4 Loans and Investments.

Each of the Loan Parties (other than the Parent) shall not, and shall not permit any of its Restricted Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i) trade credit extended on usual and customary terms in the ordinary course of business;

(ii) advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(iii) Permitted Investments;

(iv) loans, advances and investments in other Loan Parties; and

(v) investments (whether now existing or hereafter arising) in Unrestricted Subsidiaries in an aggregate amount at any one time outstanding not to exceed fifteen percent (15%) of Consolidated Assets.

7.2.5 Dividends and Related Distributions.

Each of the Loan Parties (other than the Parent) shall not, and shall not permit any of its Restricted Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests or on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, except (i) dividends or other distributions payable to another Loan Party (other than the Parent), (ii) payments to the Parent in such amounts as required to pay the general and administrative costs and expenses of the Parent incurred in connection with the operation of its business or permitted pursuant to the terms of the Parent Guaranty Agreement, (iii) Quarterly Distributions, so long as in each case, after giving effect thereto, no Potential Default or Event of Default exists and (iv) dividends or distributions to the Parent with respect to any Indebtedness issued pursuant to Section 7.2.1(viii) in such amounts as may be necessary to pay scheduled principal, interest and fees on such Indebtedness as may become due from time to time.

7.2.6 Liquidations, Mergers, Consolidations, Acquisitions.

Each of the Loan Parties (other than the Parent) shall not, and shall not permit any of its Restricted Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided, that

(1) any Loan Party may consolidate or merge into another Loan Party which is wholly-owned by one or more of the other Loan Parties; provided, if either such Loan Party is the Borrower, the Borrower shall be the surviving Loan Party, and

(2) any Loan Party may acquire, whether by purchase or by merger, (A) all of the ownership interests of another Person or (B) all or substantially all of the assets of another Person or of a business or division of another Person (each a “Permitted Acquisition”), provided, that each of the following requirements is met:

(i) the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition;

(ii) if the Loan Parties are acquiring substantially all of the assets of another Person or of a business or division of another Person, substantially all of such assets or substantially all of the assets of such division are Permitted Assets;

(iii) if the Loan Parties are acquiring all of the ownership interests of another Person, then substantially all of the assets of such Person are Permitted Assets;

(iv) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;

(v) if the Consideration payable in connection with the Permitted Acquisition is in excess of $25,000,000, the Borrower shall demonstrate that it shall be in compliance with the covenants contained in Sections 7.2.16 through 7.2.18 after giving effect to such Permitted Acquisition (including in such computation (a) Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition and (b) for purposes of pro forma compliance with Section 7.2.17 [Minimum Interest Coverage Ratio], Consolidated Interest Expense shall be calculated on a pro forma basis) by delivering at least five (5) Business Days prior to such Permitted Acquisition a certificate in the form of Exhibit 7.2.6 (an “Acquisition Compliance Certificate”) evidencing such compliance; and

(vi) if the Consideration payable in connection with the Permitted Acquisition is in excess of $25,000,000, the Loan Parties shall deliver to the Agent at least three (3) Business Days before such Permitted Acquisition such other information about such Person or its assets as Agent may reasonably require.

7.2.7 Dispositions of Assets or Subsidiaries.

Each of the Loan Parties (other than the Parent) shall not, and shall not permit any of its Restricted Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Restricted Subsidiary of such Loan Party), except:

(i) transactions involving the sale of inventory in the ordinary course of business;

(ii) any sale, transfer or lease of assets in the ordinary course of business;

(iii) any sale, transfer or lease of assets by any wholly-owned Restricted Subsidiary of such Loan Party or by such Loan Party to another Loan Party;

(iv) any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (iii) above, involving up to two and one half percent (2.5%) of the Consolidated Assets in the aggregate in any fiscal year; provided, that after giving effect to such sale, transfer or lease of assets, the aggregate amount of all sales, transfers or leases of assets since the Closing Date does not exceed 10% of the Consolidated Assets;

(v) any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (iv) above, involving more than two and one half percent (2.5%) but less than ten percent (10%) of the Consolidated Assets in the aggregate in any fiscal year, provided, that, to the extent that the after-tax proceeds (as reasonably estimated by the Borrower) fail to be reinvested in other Permitted Assets within one hundred eighty (180) days, such after-tax proceeds are applied as a mandatory prepayment in accordance with the provisions of Section 4.5.1 [Sale of Assets] above;

(vi) any transaction consummated in accordance with the Peabody Reserve Substitution Agreement or

(vii) the sale, transfer or other disposition of equity interests in Unrestricted Subsidiaries.

7.2.8 Affiliate Transactions.

Each of the Loan Parties (other than the Parent) shall not, and shall not permit any of its Restricted Subsidiaries to, enter into or engage in any transaction or series of related transactions with any Affiliate, including without limitation the purchase, transfer, disposition, sale, lease or exchange of assets or the rendering of any service involving any Affiliate, unless (i) such transaction is on fair and reasonable terms that are no less favorable to such Loan Parties or such Restricted Subsidiaries, as the case may be, than those that at the time such transaction is consummated or completed would be obtained in an arm’s-length transaction between Persons that are not Affiliates of such Loan Parties or any of their Restricted Subsidiaries and (ii) with respect to a transaction or series of transactions involving aggregate payments or value equal to or greater than $25,000,000, the Borrower shall have delivered an Officer’s Certificate to the Agent certifying that such transaction or series of transactions complies with the preceding clause (i) and that such transaction or series of transactions has been approved by a majority of the board of directors of the General Partner (including a majority of the disinterested directors).

7.2.9 Subsidiaries.

Each of the Loan Parties (other than the Parent) shall not, and shall not permit any of its Restricted Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i) any Subsidiary which has joined this Agreement as Guarantor on the Closing Date; (ii) any Subsidiary formed after the Closing Date which joins this Agreement as a Guarantor pursuant to Section 10.18 [Joinder of Guarantors] within thirty days after its formation; (iii) any Unrestricted Subsidiary. Each of the Loan Parties (other than the Parent) shall not become or agree to (1) become a general or limited partner in any general or limited partnership, except that the Loan Parties may be general or limited partners in other Loan Parties and limited partners in Unrestricted Subsidiaries; provided, that no Loan Party shall agree to be liable for any liabilities of such partnership beyond their partnership interests therein and, (2) become a member or manager of, or hold a limited liability company interest in, a limited liability company, except that the Loan Parties may be members or managers of, or hold limited liability company interests in, other Loan Parties and Unrestricted Subsidiaries; provided, that no Loan Party shall agree to be liable for any liabilities of such limited liability company beyond their equity interests therein, or (3) become a joint venturer or hold a joint venture interest in any joint venture.

7.2.10 Continuation of or Change in Business; Parent Holding Company Status.

Each of the Loan Parties (other than the Parent) shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business in the United States other than (i) the coal and Hydrocarbon land management business, including coal leasing and the collection of coal and Hydrocarbon royalties and the ownership and operation of coal infrastructure (including coal loading and coal handling), (ii) the business of managing and harvesting timberlands, (iii) the midstream business, including the transportation of crude oil and liquid and gaseous Hydrocarbons, (iv) any businesses reasonably related to or ancillary to any of the foregoing and (v) any other business which would not, as a result, substantially change the general nature of the business engaged in by the Loan Parties and each of the Restricted Subsidiaries, on a consolidated basis as engaged in by such parties as of the Closing Date. The Parent may not engage in any business and may not have any assets or liabilities (except those liabilities resulting from the Indebtedness permitted under Section 7.2.1(viii)) other than those resulting from its ownership of the Borrower.

7.2.11 Plans and Benefit Arrangements.

Each of the Loan Parties (other than the Parent) shall not, and shall not permit any of its Restricted Subsidiaries to become a member of any ERISA Group or party to any Plans, Benefit Arrangements and Multiemployer Plans.

7.2.12 Fiscal Year.

Each of the Loan Parties shall not, and shall not permit any of its Restricted Subsidiaries to, change its fiscal year from the twelve-month period beginning January 1st and ending December 31st.

7.2.13 Issuance of Stock.

Each of the Loan Parties (other than the Parent) shall not, and shall not permit any of its Restricted Subsidiaries to, issue any additional shares of its capital stock, limited partnership interest or limited liability company interests, as the case may be, or any options, warrants or other rights in respect thereof, except to the Loan Parties.

7.2.14 Changes in Organizational Documents; MLP Agreement.

(a) Each of the Loan Parties (other than the Parent) shall not, and shall not permit any of its Restricted Subsidiaries to, amend its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents in any respect that reasonably could be expected to materially and adversely effect the interests of the Lenders.

(b) The Parent shall not suffer to exist any amendment or modification to the MLP Agreement in respect of Articles VI or VII, or Section 2.8, 8.1, 8.2, 12.1, 12.2, 12.3, 12.4, 13.1, 13.2, or 13.3 of the MLP Agreement (or the defined terms used in any such Article or Section), without, in the event such change could reasonably be expected to materially and adversely affect the interests of Lenders, obtaining the prior written consent of the Required Lenders.

7.2.15 Operating Leases.

Each of the Loan Parties (other than the Parent) shall not, and shall not permit any of its Subsidiaries to, enter into, or be obligated in respect of, any operating lease other than in the ordinary course of business on terms and conditions typical for similarly situated businesses.

7.2.16 Maximum Leverage Ratio.

The Loan Parties shall not permit the ratio of Consolidated Total Indebtedness of the Parent and its Restricted Subsidiaries, as measured at the end of each fiscal quarter, to Consolidated EBITDA, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, to exceed 5.25 to 1.0; provided, however, that during an Acquisition Period, the ratio of Consolidated Total Indebtedness to Consolidated EBITDA shall not exceed 5.75 to 1.0. For clarification purposes, any Loan Party may consummate one or more Permitted Acquisitions during any Acquisition Period so long as the ratio of Consolidated Total Indebtedness to Consolidated EBITDA does not exceed 5.75 to 1.0.

7.2.17 Minimum Interest Coverage Ratio.

The Loan Parties shall not permit the ratio of Consolidated EBITDA to Consolidated Interest Expense of the Parent and its Restricted Subsidiaries, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, to be less than 2.5 to 1.0.

7.2.18 No Limitation on Dividends and Distributions.

The Borrower shall not permit its Restricted Subsidiaries to enter into or otherwise be bound by any agreement, or any provision of any certificate of incorporation, by-laws, partnership agreement, operating agreement or other organizational formation or governing document, not to pay dividends or make distributions to the Borrower, except (i) as imposed as a matter of Law by an Official Body, (ii) temporary encumbrances or restrictions with respect to a Subsidiary under an agreement that has been entered into for the disposition of all or substantially all of the outstanding equity interests of or assets of such Subsidiary, provided, that such disposition is otherwise permitted hereunder, (iii) customary restrictions on cash, other deposits or assets imposed by customers and other persons under contracts entered into in the ordinary course of business, (iv) any restriction or condition with respect to property under an agreement that has been entered into for the disposition of such property, provided, that such disposition is otherwise permitted hereunder, or (v) restrictions or conditions imposed by any agreement relating to secured Indebtedness or other obligations permitted by this Agreement but only to the extent such restriction or condition is limited to the specific assets subject to a Permitted Lien.

7.2.19 Negative Pledges.

No Loan Party shall directly or indirectly enter into or assume or become bound by, or permit any Restricted Subsidiary to enter into or assume or become bound by, any agreement (other than this Agreement and the other Loan Documents), or any provision of any certificate of incorporation, bylaws, partnership agreement, operating agreement or other organizational formation or governing document prohibiting the creation or assumption of any Lien or encumbrance upon any such Loan Party’s or Restricted Subsidiary’s properties, whether now owned or hereafter created or acquired, or otherwise prohibiting or restricting any transaction contemplated hereby; provided, that the foregoing shall not apply to (i) restrictions and conditions imposed by any Law or by any Loan Document, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.2.1(iv) of this Agreement but only to the extent such restriction or condition is limited to the specific assets subject to a Permitted Lien, (iii) customary provisions in leases or other agreements restricting assignment thereof or (iv) any restrictions with respect to creation or assumption of Liens (other than Liens on the Collateral securing the Obligations) entered into in connection with the Indebtedness permitted under Section 7.2.1(viii).

7.2.20 Restrictions on Unrestricted Subsidiaries.

Notwithstanding anything to the contrary contained in this Agreement, no Unrestricted Subsidiary may (i) accept, receive or use any proceeds from any Loan, except to the extent that such proceeds are investments permitted pursuant to Section 7.2.4(v), and (ii) if a wholly-owned Subsidiary, (a) incur or suffer to exist any Indebtedness, (b) become or be directly or indirectly liable in respect of any Guaranty, or (c) make or suffer to exist or remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree to become or remain liable to do any of the foregoing (except for ownership of other Unrestricted Subsidiaries).

7.2.21 Designation and Conversion of Restricted and Unrestricted Subsidiaries; Indebtedness of Unrestricted Subsidiaries.

(i) Unless designated as an Unrestricted Subsidiary on Schedule 5.1.3 as of the date hereof or thereafter, assuming compliance with Section 7.2.21(ii), any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(ii) The Borrower may designate, by written notification thereof to the Agent, a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (a) such Subsidiary meets the definition of an Unrestricted Subsidiary, (b) prior, and after giving effect, to such designation, neither an Event of Default or Potential Default exists and is continuing and (c) such designation is deemed to be an investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Borrower’s direct and indirect equity interests in such Subsidiary and such investment would be permitted to be made at the time of such designation under Section 7.2.4(v). Except as provided in this Section 7.2.21(ii), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(iii) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, after giving effect to such designation, (a) the representations and warranties of the Loan Parties contained in each of the Loan Documents are true and correct on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (b) no Event of Default or Potential Default would exist, (c) such Restricted Subsidiary executes a Guarantor Joinder and otherwise complies with Section 10.18 hereof and (d) the Borrower and such Loan Party complies with the requirements of Section 7.1.13 and Section 7.1.14.

7.3 Reporting Requirements.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations hereunder and under the other Loan Documents and termination of the Commitments, the Loan Parties will furnish or cause to be furnished to the Agent and each of the Lenders:

7.3.1 Quarterly Financial Statements.

As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Parent and its Subsidiaries, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, partners’ capital and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President, Chief Financial Officer, treasurer or controller of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. Filing of Parent’s quarterly Form 10-Q containing such financial statements with the SEC shall be deemed to be delivery of such financial statements to Agent and each Lender.

7.3.2 Annual Financial Statements.

As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, financial statements of the Parent and its Subsidiaries consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, partners’ capital and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and with respect to such consolidated financial statements, certified by independent certified public accountants of nationally recognized standing satisfactory to the Agent. The certificate or report of accountants shall be free of material qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents. Filing of Parent’s annual Form 10-K containing such financial statements with the SEC shall be deemed to be delivery of such financial statements to Agent and each Lender.

7.3.3 Certificate of the Borrower.

Concurrently with the financial statements of the Borrower furnished to the Agent and to the Lenders pursuant to Sections 7.3.1 [Quarterly Financial Statements] and 7.3.2 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of the Borrower signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower, in the form of Exhibit 7.3.3, to the effect that, except as described pursuant to Section 7.3.4 [Notice of Default], (i) the representations and warranties of the Loan Parties contained in Section 5 and in the other Loan Documents are true in all material respects on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time), (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate and (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Section 7.2 [Negative Covenants].

7.3.4 Notice of Default.

Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of such Loan Party setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.

7.3.5 Notice of Litigation.

Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which involve a claim or series of claims reasonably likely in the estimate of the Borrower to result in a liability in excess of $10,000,000 or which if adversely determined could reasonably be expected to constitute a Material Adverse Change.

7.3.6 Certain Events.

Written notice to the Agent at least ten (10) calendar days prior thereto, with respect to any proposed sale or transfer of assets pursuant to Section 7.2.7(v).

7.3.7 Budgets, Forecasts, Other Reports and Information.

Promptly upon their becoming available to any Loan Party:

(i) deliver (or cause to be delivered) to the Agent within sixty (60) days following the end of each of the first three fiscal quarters of the Parent, a report of Available Cash, cash reserves and other related items of the Parent and its Subsidiaries in form and substance satisfactory to the Agent;

(ii) deliver to the Agent within one hundred twenty (120) days following the end of each fiscal year of the Borrower, an operational report in form and substance satisfactory to the Agent, showing (A) five-year projections on both the coal and midstream operations, (B) tons of coal mined and sold by lessee, including actual tons mined and sold compared to the previous fiscal year and to budget, (C) royalty income by lessee, (D) a coal reserve summary, (E) a lease summary, including individual lease profiles and lease property maps (upon the reasonable request of the Agent) and (F) with respect to each gas gathering and processing system: (1) contract summaries identifying wellhead purchase, percent of proceeds, gathering/fee based, and other contracts, (2) gas volume and NGL production, (3) gas prices and NGL prices, (4) hedged position, (5) Available Cash, cash reserves and other related items of the Parent and its Subsidiaries and (6) any such other information as the Agent may reasonably request from time to time;

(iii) any reports, notices or proxy statements generally distributed by the Borrower to its owners on a date no later than the date supplied to such owners;

(iv) regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower with the Securities and Exchange Commission;

(v) a copy of any order in any proceeding to which the Borrower or any of its Restricted Subsidiaries is a party issued by any Official Body and

(vi) such other reports and information as any of the Lenders may from time to time reasonably request. The Borrower shall also notify the Lenders promptly of the enactment or adoption of any Law which may result in a Material Adverse Change.

8. DEFAULT

8.1 Events of Default.

An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

8.1.1 Payments Under Loan Documents.

The Borrower shall fail to pay (a) any interest on any Loan, Reimbursement Obligation or Letter of Credit Borrowing or any other amount owing hereunder or under the other Loan Documents when due and such failure continues for three (3) Business Days or (b) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Borrowing after such principal becomes due in accordance with the terms hereof or thereof;

8.1.2 Breach of Warranty.

Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

8.1.3 Breach of Negative Covenants, Visitation Rights or Delivery of Security Documents.

Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 7.1.6 [Visitation Rights], Section 7.1.13 [Collateral and Additional Collateral; Execution and Delivery of Security Documents] or Section 7.2 [Negative Covenants];

8.1.4 Breach of Other Covenants.

Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) calendar days after any officer of any Loan Party becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties as determined by the Agent in its sole discretion);

8.1.5 Defaults in Other Agreements or Indebtedness.

A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Restricted Subsidiary of any Loan Party may be obligated as a borrower or guarantor or other obligor in excess of $7,500,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

8.1.6 Final Judgments or Orders.

Any final judgments or orders for the payment of money in excess of $10,00,000 in the aggregate shall be entered against any one Loan Party or any combination of Loan Parties by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

8.1.7 Loan Document Unenforceable.

Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

8.1.8 Uninsured Losses; Proceedings Against Assets.

There shall occur any material uninsured damage to or loss, theft or destruction of any property of the Loan Parties in excess of $7,500,000 or any of the Loan Parties’ or any of their Restricted Subsidiaries’ assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;

8.1.9 Notice of Lien or Assessment.

A notice of Lien or assessment in excess of $10,000,000 which is not a Permitted Lien is filed of record with respect to all or any part of any of the Loan Parties’ or any of their Restricted Subsidiaries’ assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable;

8.1.10 Insolvency.

Any Loan Party or any Restricted Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature;

8.1.11 Cessation of Business.

Any Loan Party or Restricted Subsidiary of a Loan Party ceases to conduct its business as contemplated, except as expressly permitted under Section 7.2.6 [Liquidations, Mergers, Etc.] or 7.2.7 [Dispositions of Assets or Subsidiaries], or any Loan Party or Restricted Subsidiary of a Loan Party is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within sixty (60) days after the entry thereof;

8.1.12 Change of Control.

A Change of Control shall occur;

8.1.13 Involuntary Proceedings.

A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party or Restricted Subsidiary of a Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or conservator (or similar official) of any Loan Party or Restricted Subsidiary of a Loan Party for any substantial part of its property or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding or

8.1.14 Voluntary Proceedings.

Any Loan Party or Restricted Subsidiary of a Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or conservator (or other similar official) of itself or for any substantial part of its property shall make a general assignment for the benefit of creditors, shall fail generally to pay its debts as they become due or shall take any action in furtherance of any of the foregoing.

8.2 Consequences of Event of Default.

8.2.1 Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Sections 8.1.1 through 8.1.12 shall occur and be continuing, the Lenders and the Agent shall be under no further obligation to make Loans or issue Letters of Credit, as the case may be, and the Agent may, and upon the request of the Required Lenders shall, (i) terminate the Commitments, (ii) by written notice to the Borrower, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived and (iii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Agent, as cash collateral for its Reimbursement Obligations with respect to outstanding Letters of Credit, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Agent and the Lenders, and grants to the Agent and the Lenders a security interest in, all such cash as security for such Reimbursement Obligations. Upon the curing of all existing Events of Default to the satisfaction of the Required Lenders, the Agent shall return such cash collateral to the Borrower; and

8.2.2 Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Section 8.1.13 [Involuntary Proceedings] or 8.1.14 [Voluntary Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder, the Commitments shall be terminated and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

8.2.3 Set-off.

If an Event of Default shall occur and be continuing, any Lender to whom any Obligation is owed by any Loan Party hereunder or under any other Loan Document or any participant of such Lender which has agreed in writing to be bound by the provisions of Section 9.13 [Equalization of Lenders] and any branch, Subsidiary or Affiliate of such Lender or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to such Loan Party, to set-off against and apply to the then, unpaid balance of all the Loans and all other Obligations of the Borrower and the other Loan Parties hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower or such other Loan Party by such Lender or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower or such other Loan Party for its own account (but not including funds held in custodian or trust accounts) with such Lender or participant or such branch, Subsidiary or Affiliate. Such right shall exist whether or not any Lender or the Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower or such other Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any collateral, Guaranty or any other security, right or remedy available to any Lender or the Agent; and

8.2.4 Suits, Actions, Proceedings.

If an Event of Default shall occur and be continuing, and whether or not the Agent shall have accelerated the maturity of Loans pursuant to any of the foregoing provisions of this Section 8.2, the Agent, at the direction of the Required Lenders, may proceed to protect and enforce the Lenders’ rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent and the Lenders; and

8.2.5 Application of Proceeds; Collateral Sharing.

8.2.5.1 Application of Proceeds.

From and after the date on which the Agent has taken any action pursuant to this Section 8.2 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Agent, shall be applied as follows:

(i) First, to reimburse the Agent for that portion of the Obligations constituting indemnities and out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Agent payable under Section 9.5 [Reimbursement and Indemnification of Agent by Borrower], or in connection with realizing on the Collateral or collection of any of the other Obligations of any of the Loan Parties under any of the Loan Documents;

(ii) Second, to the repayment of that portion of the Obligations constituting fees, indemnities and out-of-pocket costs, expenses and disbursements, (other than principal, interest and fees on Letters of Credit) payable to the Lenders and the Agent as issuer of Letters of Credit (including reasonable attorneys and paralegals’ fees and legal expenses incurred by the Lenders and the Agent as issuer of Letters of Credit), ratably among them in proportion to the respective amount described in this clause second payable to them;

(iii) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest and fees on the Loans and fees on Letters of Credit, ratably among the Lenders and the Agent in its capacity as issuer of Letters of Credit in proportion to the respective amounts described in this clause Third payable to them;

(iv) Fourth (a) to payment of that portion of the Obligations constituting unpaid principal of the Loans and Letters of Credit, (b) to cash collateralize that Letters of Credit Outstanding, (c) to payment of breakage, termination or other amounts owing in respect of any Other Lender-Provided Financial Service Product, Lender-Provided Interest Rate Hedge or Lender-Provided Commodity Hedge, ratably among the Lenders, the TM Providers, the IRH Providers, and the CH Providers and the Agent as issuer of Letters of Credit in proportion to the respective amounts described in this clause Fourth held by them; and

(v) Last, the balance, if any, after all of the Obligations have been paid in full, as required by Law.

8.2.5.2 Collateral Sharing.

All Liens granted under the Security Documents shall secure ratably and on a pari passu basis (i) the Obligations in favor of the Agent and the Lenders hereunder and (ii) the Obligations incurred by any of the Loan Parties in favor of any Lender or any Affiliate or any Subsidiary thereof, which provides a Lender-Provided Interest Rate Hedge (the “IRH Provider”) or a Lender-Provided Commodity Hedge (the “CH Provider”) or an Other Lender-Provided Financial Service Product (the “TM Provider”), it being understood that any Lender or Affiliate or Subsidiary thereof that is either an IRH Provider, a CH Provider or a TM Provider shall continue to be an IRH Provider, a CH Provider or a TM Provider, as the case may be, after such Lender ceases to be a Lender under this Agreement with respect to any Lender-Provided Interest Rate Hedge, Lender-Provided Commodity Hedge or Other Lender-Provided Financial Service Product that is entered into while such Lender was a Lender hereunder, if such former Lender or its relevant Affiliate or Subsidiary, as applicable enters into a collateral agency agreement with the Agent in form and substance acceptable to the Agent in its sole discretion. The Agent under the Security Documents shall be deemed to serve as the collateral agent (the “Collateral Agent”) for the IRH Provider, the CH Provider, the TM Provider and the Lenders hereunder, provided, that the Collateral Agent shall comply with the instructions and directions of the Agent (or the Lenders under this Agreement to the extent that this Agreement or any other Loan Documents empowers the Lenders to direct the Agent), as to all matters relating to the Collateral, including the maintenance and disposition thereof. No IRH Provider or CH Provider or TM Provider (except in its capacity as a Lender hereunder) shall be entitled or have the power to direct or instruct the Collateral Agent on any such matters or to control or direct in any manner the maintenance or disposition of the Collateral.

8.2.6 Other Rights and Remedies.

In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law. The Agent may, and upon the request of the Required Lenders shall, exercise all post-default rights granted to the Agent and the Lenders under the Loan Documents or applicable Law.

8.3 Notice of Sale.

Any notice required to be given by the Agent of a sale, lease, or other disposition of the Collateral or any other intended action by the Agent, if given to the Borrower ten (10) Business Days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Loan Parties.

9. THE AGENT

9.1 Appointment.

Each Lender hereby irrevocably designates, appoints and authorizes PNC Bank to act as Agent for such Lender under this Agreement and to execute and deliver or accept on behalf of each of the Lenders the other Loan Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. PNC Bank agrees to act as the Agent on behalf of the Lenders to the extent provided in this Agreement.

9.2 Delegation of Duties.

The Agent may perform any of its duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of its duties as Agent) and, subject to Sections 9.5 [Reimbursement and Indemnification of Agent by the Borrower] and 9.6 [Exculpatory Provisions; Limitation of Liability], shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained. It is acknowledged and agreed that RBC Capital Markets has received the title of syndication agent under this Agreement, that each of Bank of America, NA; BNP Paribas; and Wachovia Bank, National Association has received the title of documentation agent under this Agreement, that each of Branch Banking and Trust Company, Société Générale and Union Bank of California, N.A. has received the title of senior managing agent under this Agreement; however, such designations are solely to give each of RBC Capital Markets; Bank of America, NA; BNP Paribas; Wachovia Bank, National Association; Branch banking and Trust Company; Société Générale and Union Bank of California, N.A. its respective title and each of RBC Capital Markets; Bank of America, NA; BNP Paribas; Wachovia Bank, National Association; Branch banking and Trust Company; Société Générale and Union Bank of California, N.A. has no duties, responsibilities, functions, obligations or liabilities, implied or otherwise, under the Loan Documents solely as a result of being so designated as a syndication agent, a documentation agent or a senior managing agent, respectively.

9.3 Nature of Duties; Independent Credit Investigation.

The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Lender expressly acknowledges (i) that the Agent has not made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of any of the Loan Parties, shall be deemed to constitute any representation or warranty by the Agent to any Lender; (ii) that it has made and will continue to make, without reliance upon the Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of each of the Loan Parties in connection with this Agreement and the making and continuance of the Loans hereunder and (iii) except as expressly provided herein, that the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or at any time or times thereafter.

9.4 Actions in Discretion of Agent; Instructions From the Lenders.

The Agent agrees, upon the written request of the Required Lenders, to take or refrain from taking any action of the type specified as being within the Agent’s rights, powers or discretion herein, provided, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Law. In the absence of a request by the Required Lenders, the Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Lenders or all of the Lenders. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Lenders, subject to Section 9.6 [Exculpatory Provisions, Etc.]. Subject to the provisions of Section 9.6, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders, or in the absence of such instructions, in the absolute discretion of the Agent.

9.5 Reimbursement and Indemnification of Agent by the Borrower.

The Borrower unconditionally agrees to pay or reimburse the Agent and hold the Agent harmless against (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including fees and expenses of counsel (including the out-of-pocket expenses of staff counsel), appraisers and environmental consultants, incurred by the Agent (i) in connection with the development, negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of this Agreement and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise and (iv) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder; provided, that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Agent’s gross negligence or willful misconduct, or if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower) or if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. In addition, the Borrower agrees to reimburse and pay all reasonable out-of-pocket expenses of the Agent’s regular employees and agents engaged to perform (y) one annual audit of the Loan Parties’ books, records and business properties in the absence of an Event of Default, and (z) additional audits of the Loan Parties’ books, records and business properties during the continuance of an Event of Default.

9.6 Exculpatory Provisions; Limitation of Liability.

Neither the Agent nor any of its directors, officers, employees, agents, attorneys or Affiliates shall (a) be liable to any Lender for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct, (b) be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents or (c) be under any obligation to any of the Lenders to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Loan Parties, or the financial condition of the Loan Parties, or the existence or possible existence of any Event of Default or Potential Default. No claim may be made by any of the Loan Parties, any Lender, the Agent or any of their respective Subsidiaries against the Agent, any Lender or any of their respective directors, officers, employees, agents, attorneys or Affiliates, or any of them, for any special, indirect or consequential damages or, to the fullest extent permitted by Law, for any punitive damages in respect of any claim or cause of action (whether based on contract, tort, statutory liability, or any other ground) based on, arising out of or related to any Loan Document or the transactions contemplated hereby or any act, omission or event occurring in connection therewith, including the negotiation, documentation, administration or collection of the Loans, and each of the Loan Parties (for itself and on behalf of each of its Subsidiaries), the Agent and each Lender hereby waive, releases and agree never to sue upon any claim for any such damages, whether such claim now exists or hereafter arises and whether or not it is now known or suspected to exist in its favor. Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or given to the Agent for the account of or with copies for the Lenders, the Agent and each of its directors, officers, employees, agents, attorneys or Affiliates shall not have any duty or responsibility to provide any Lender with an credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Loan Parties which may come into the possession of the Agent or any of its directors, officers, employees, agents, attorneys or Affiliates.

9.7 Reimbursement and Indemnification of Agent by Lenders.

Each Lender agrees to reimburse and indemnify the Agent (to the extent required to be, but not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share determined at the time any such claim is asserted from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including attorneys’ fees and disbursements (including the allocated costs of staff counsel), and costs of appraisers and environmental consultants, of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (a) if the same results from the Agent’s gross negligence or willful misconduct, (b) if such Lender was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that such Lender shall remain liable to the extent such failure to give notice does not result in a loss to the Lender) or (c) if the same results from a compromise and settlement agreement entered into without the consent of such Lender, which shall not be unreasonably withheld. In addition, each Lender agrees promptly upon demand to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share for all amounts due and payable by the Borrower to the Agent in connection with the Agent’s periodic audit of the Loan Parties’ books, records and business properties.

9.8 Reliance by Agent.

The Agent shall be entitled to rely upon any writing, telegram, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

9.9 Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless the Agent has received written notice from a Lender or the Borrower or any other Loan Party referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.”

9.10 Notices.

The Agent shall promptly send to each Lender a copy of all notices received from the Borrower or any other Loan Party pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof. The Agent shall promptly notify the Borrower and the other Lenders of each change in the Base Rate and the effective date thereof.

9.11 Lenders in Their Individual Capacities; Agent in its Individual Capacity.

With respect to its Commitment, and the Loans made by it and any other rights and powers given to it as a Lender hereunder or under any of the other Loan Documents, the Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” and “Lenders” shall, unless the context otherwise indicates, include the Agent in its individual capacity. PNC Bank and its Affiliates and each of the Lenders and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, issue letters of credit for the account of, acquire equity interests in, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with, the Loan Parties and their Affiliates, in the case of the Agent, as though it were not acting as Agent hereunder and in the case of each Lender, as though such Lender were not a Lender hereunder, in each case without notice to or consent of the other Lenders. The Lenders acknowledge that, pursuant to such activities, the Agent or its Affiliates may (i) receive information regarding the Loan Parties or any of their Subsidiaries or Affiliates (including information that may be subject to confidentiality obligations in favor of the Loan Parties or such Subsidiary or Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them and (ii) accept fees and other consideration from the Loan Parties for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

9.12 Holders of Notes.

The Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

9.13 Equalization of Lenders.

The Lenders and the holders of any participations in any Notes agree among themselves that, with respect to all amounts received by any Lender or any such holder for application on any Obligation hereunder or under any Note or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker’s lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Lenders and such holders in proportion to their interests in payments under the Notes, except as otherwise provided in Section 3.4.3 [Agent’s and Lender’s Rights], 4.4.2 [Replacement of a Lender] or 4.6 [Additional Compensation in Certain Circumstances]. The Lenders or any such holder receiving any such amount shall purchase for cash from each of the other Lenders an interest in such Lender’s Loans in such amount as shall result in a ratable participation by the Lenders and each such holder in the aggregate unpaid amount under the Notes; provided, that if all or any portion of such excess amount is thereafter recovered from the Lender or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Lender or the holder making such purchase.

9.14 Successor Agent.

The Agent (i) may resign as Agent or (ii) shall resign if such resignation is requested by the Required Lenders (if the Agent is a Lender, the Agent’s Loans and its Commitment shall be considered in determining whether the Required Lenders have requested such resignation) or required by Section 4.4.2 [Replacement of a Lender], in either case of (i) or (ii) by giving not less than thirty (30) days’ prior written notice to the Borrower. If the Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, subject to the consent of the Borrower, such consent not to be unreasonably withheld, or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Agent’s notice to the Lenders of its resignation, then the Agent shall appoint, with the consent of the Borrower, such consent not to be unreasonably withheld, a successor agent who shall serve as Agent until such time as the Required Lenders appoint and the Borrower consents to the appointment of a successor agent. Upon its appointment pursuant to either clause (a) or (b) above, such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent, effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Section 9 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

9.15 Agent’s Fee.

The Borrower shall pay to the Agent a nonrefundable fee (the “Agent’s Fee”) under the terms of a letter (the “Agent’s Letter”) between the Borrower and Agent, as amended from time to time.

9.16 Availability of Funds.

The Agent may assume that each Lender has made or will make the proceeds of a Loan available to the Agent unless the Agent shall have been notified by such Lender on or before the later of (1) the close of Business on the Business Day preceding the Borrowing Date with respect to such Loan or two (2) hours before the time on which the Agent actually funds the proceeds of such

Loan to the Borrower (whether using its own funds pursuant to this Section 9.16 or using proceeds deposited with the Agent by the Lenders and whether such funding occurs before or after the time on which Lenders are required to deposit the proceeds of such Loan with the Agent). The Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender, the Agent shall be entitled to recover such amount on demand from such Lender (or, if such Lender fails to pay such amount forthwith upon such demand from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Agent recovers such amount, at a rate per annum equal to (i) the Federal Funds Effective Rate during the first three (3) days after such interest shall begin to accrue and (ii) the applicable interest rate in respect of such Loan after the end of such three-day period.

9.17 Calculations.

In the absence of gross negligence or willful misconduct, the Agent shall not be liable for any error in computing the amount payable to any Lender whether in respect of the Loans, fees or any other amounts due to the Lenders under this Agreement. In the event an error in computing any amount payable to any Lender is made, the Agent, the Borrower, and each affected Lender shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate.

9.18 No Reliance on Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other Laws.

9.19 Beneficiaries.

Except as expressly provided herein, the provisions of this Section 9 are solely for the benefit of the Agent and the Lenders, and the Loan Parties shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any of the Loan Parties.

9.20 Certain Releases of Guarantors and Collateral.

It is expressly agreed by each Lender, that upon the written request of the Borrower (accompanied by such certificates and other documentation as the Agent may reasonably request) the Agent on behalf of the Lenders and without any consent or action by any Lender, shall, so long as no Event of Default or Potential Default exists after giving effect thereto, release, or consent to the release of, any Collateral or any Guarantor from a Guaranty Agreement, in either case, in connection with any sale, transfer, lease, disposition, merger or other transaction permitted by this Agreement, such release to include (i) releases from the Guaranty Agreement of (a) any Loan Party that ceases to be a Subsidiary pursuant to any sale, transfer, lease, disposition, merger or other transaction permitted by this Agreement, (b) any Unrestricted Subsidiary or Immaterial Subsidiary which is simultaneously released as a guarantor under the Indebtedness described in Section 7.2.1(viii) and (ii) (a) a release of all the assets of such Loan Party that ceases to be a Subsidiary other than a pledge of the capital stock or equity interests of a Subsidiary directly owned by any Loan Party and (b) release of any assets of a Loan Party sold or transferred in a transaction permitted by Section 7.2.7 [Dispositions of Assets or Subsidiaries].

10. MISCELLANEOUS

10.1 Modifications, Amendments or Waivers.

With the written consent of the Required Lenders, the Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of the Loan Parties hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that, without the written consent of all the Lenders, no such agreement, waiver or consent may be made which will:

10.1.1 Increase of Commitment; Extension of Expiration Date.

Increase the amount of the Commitment of any Lender hereunder or extend the Expiration Date;

10.1.2 Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment.

Whether or not any Loans are outstanding, extend the time for payment of principal or interest of any Loan or any Reimbursement Obligation (excluding the due date of any mandatory prepayment of a Loan or any mandatory Commitment reduction in connection with such a mandatory prepayment hereunder except for mandatory reductions of the

Commitments on the Expiration Date), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender or otherwise affect the terms of payment of the principal of or interest of any Loan, the Commitment Fee or any other fee payable to any Lender;

10.1.3 Release of Collateral or Guarantor.

Except for sales of assets permitted by Section 7.2.7 [Disposition of Assets or Subsidiaries] and the releases permitted in Section 9.20 [Certain Releases of Guarantors and Collateral], release any Collateral consisting of capital stock or other ownership interests of any Loan Party or its Subsidiary or substantially all of the assets of any Loan Party, any Guarantor from its Obligations under the Guaranty Agreement or Parent Guaranty Agreement or any other security for any of the Loan Parties’ Obligations or

10.1.4 Miscellaneous.

Amend Section 4.2 [Pro Rata Treatment of Lenders], 9.6 [Exculpatory Provisions, Etc.] or 9.13 [Equalization of Lenders] or this Section 10.1, alter any provision regarding the pro rata treatment of the Lenders, change the definition of “Required Lenders” or change any requirement providing for the Lenders or the Required Lenders to authorize the taking of any action hereunder;

provided further, that no agreement, waiver or consent which would modify the interests, rights or obligations of the Agent in its capacity as Agent or as the issuer of Letters of Credit shall be effective without the written consent of the Agent.

10.2 No Implied Waivers; Cumulative Remedies; Writing Required.

No course of dealing and no delay or failure of the Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Lender of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

10.3 Reimbursement and Indemnification of Lenders by the Borrower; Taxes.

The Borrower agrees unconditionally upon demand to pay or reimburse to each Lender (other than the Agent, as to which the Borrower’s Obligations are set forth in Section 9.5 [Reimbursement and Indemnification of Agent by the Borrower]) and to save such

Lender harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including fees and expenses of counsel (including out-of-pocket expenses of staff counsel) for each Lender), incurred by such Lender (a) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (b) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, or (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Lender, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by such Lender hereunder or thereunder, provided, that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from such Lender’s gross negligence or willful misconduct, or (B) if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. The Lenders will attempt to minimize the fees and expenses of legal counsel for the Lenders which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm to represent the Lenders and the Agent if appropriate under the circumstances. The Borrower agrees unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees unconditionally to save the Agent and the Lenders harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

10.4 Holidays.

Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day, such payment shall be due on the next Business Day (except as provided in Section 3.2 [Interest Periods] with respect to Interest Periods under the Euro-Rate Option) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

10.5 Funding by Branch, Subsidiary or Affiliate.

10.5.1 Notional Funding.

Each Lender shall have the right from time to time, without notice to the Borrower, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section 10.5 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Lender) of such Lender to have made, maintained or funded any Loan to which the Euro-Rate Option applies at any time; provided, that immediately following (on the assumption that a payment were then due from the Borrower to such other office), and as a result of such change, the Borrower would not be under any greater financial obligation pursuant to Section 4.6 [Additional Compensation in Certain Circumstances] than it would have been in the absence of such change. Notional funding offices may be selected by each Lender without regard to such Lender’s actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Lender.

10.5.2 Actual Funding.

Each Lender shall have the right from time to time to make or maintain any Loan by arranging for a branch, Subsidiary or Affiliate of such Lender to make or maintain such Loan subject to the last sentence of this Section 10.5.2. If any Lender causes a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Lender, but in no event shall any Lender’s use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder cause such Lender or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to any Lender (including any expenses incurred or payable pursuant to Section 4.6 [Additional Compensation in Certain Circumstances]) which would otherwise not be incurred.

10.6 Notices.

Any notice, request, demand, direction or other communication (for purposes of this Section 10.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes means of electronic transmission (i.e., “e-mail”), facsimile transmission, setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto or by another means set forth in this Section 10.6) in accordance with this Section 10.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Schedule 1.1(B) hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 10.6. Any Notice shall be effective:

(i) In the case of hand-delivery, when delivered;

(ii) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(iii) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or overnight courier delivery of a confirmatory notice (received at or before noon on such next Business Day);

(iv) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(v) In the case of electronic transmission, when actually received;

(vi) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such web site) by another means set forth in this Section 10.6 and

(vii) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to a Loan Party shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

10.7 Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

10.8 Governing Law.

Each Letter of Credit and Section 2.9 [Letter of Credit Subfacility] shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be revised or amended from time to time, and to the extent not inconsistent therewith, the internal laws of the State of New York without regard to its conflict of laws principles, and the balance of this Agreement shall be deemed to be a contract under the Laws of the State of New York and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to its conflict of laws principles.

10.9 Prior Understanding.

This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

10.10 Duration; Survival.

All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the making of Loans and issuance of Letters of Credit and shall not be waived by the execution and delivery of this Agreement, any investigation by the Agent or the Lenders, the making of Loans, issuance of Letters of Credit, or payment in full of the Loans. All covenants and agreements of the Loan Parties contained in Sections 7.1 [Affirmative Covenants], 7.2 [Negative Covenants] and 7.3 [Reporting Requirements] herein shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow or request Letters of Credit hereunder and until termination of the Commitments and payment in full of the Loans and expiration or termination of all Letters of Credit. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 4 [Payments] and Sections 9.5 [Reimbursement of Agent by Borrower, Etc.], 9.7 [Reimbursement of Agent by Lenders, Etc.] and 10.3 [Reimbursement of Lenders by Borrower; Etc.], shall survive payment in full of the Loans, expiration or termination of the Letters of Credit and termination of the Commitments.

10.11 Successors and Assigns.

(i) This Agreement shall be binding upon and shall inure to the benefit of the Lenders, the Agent, the Loan Parties and their respective successors and assigns, except that none of the Loan Parties may assign or transfer any of its rights and Obligations hereunder or any interest herein. Each Lender may, at its own cost, make assignments of or sell participations in all or any part of its Commitments and the Loans made by it to one or more banks or other entities, subject to the consent of the Borrower and the Agent with respect to any assignee, such consent not to be unreasonably withheld; provided, that (1) no consent of the Borrower shall be required (A) if an Event of Default exists and is continuing or (B) in the case of for an assignment by a Lender to an Affiliate of such Lender and (2) any assignment by a Lender to a Person other than an Affiliate of such Lender may not be made in amounts less than the lesser of $5,000,000 or the total amount of the assigning Lender’s Commitment. In the case of an assignment, upon receipt by the Agent of the Assignment and Assumption Agreement, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Lender hereunder, the Commitments shall be adjusted accordingly, and upon surrender of any Note subject to such assignment, the Borrower shall execute and deliver a new Note to the assignee in an amount equal to the amount of the Commitment assumed by it and a new Note to the assigning Lender in an amount equal to the Commitment retained by it hereunder. Any Lender which assigns any or all of its Commitment or Loans to a Person other than an Affiliate of such

Lender shall pay to the Agent a service fee in the amount of $3,500 for each assignment. In the case of a participation, the participant shall only have the rights specified in Section 8.2.3 [Set-off] (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto and not to include any voting rights except with respect to changes of the type referenced in Sections 10.1.1 [Increase of Commitment, Etc.], 10.1.2 [Extension of Payment, Etc.], or 10.1.3 [Release of Collateral or Guarantor]), all of such Lender’s obligations under this Agreement or any other Loan Document shall remain unchanged, and all amounts payable by any Loan Party hereunder or thereunder shall be determined as if such Lender had not sold such participation.

(ii) Any assignee or participant which is not incorporated under the Laws of the United States of America or a state thereof shall deliver to the Borrower and the Agent the form of certificate described in Section 10.17.1 [Tax Withholding Clause] relating to federal income tax withholding. Each Lender may furnish any publicly available information concerning any Loan Party or its Subsidiaries and any other information concerning any Loan Party or its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees or participants); provided, that such assignees and participants agree to be bound by the provisions of Section 10.12 [Confidentiality].

(iii) Notwithstanding any other provision in this Agreement, any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement, its Note and the other Loan Documents to any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14 without notice to or consent of the Borrower or the Agent. No such pledge or grant of a security interest shall release the transferor Lender of its obligations hereunder or under any other Loan Document.

10.12 Confidentiality.

10.12.1 General.

The Agent and the Lenders each agree to keep confidential all information obtained from any Loan Party or its Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information the Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and the other Loan Documents and for the purposes contemplated hereby. The Agent and the Lenders shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information subject to agreement of such Persons to maintain the confidentiality, (ii) to assignees and participants as contemplated by Section 10.11, and prospective assignees and participants subject to the recipients’ agreement to maintain the confidentiality, (iii) to any other party to this Agreement, (iv) to the extent requested by any bank regulatory authority or, with notice to the Borrower, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (v) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not subject to confidentiality restrictions or (vi) if the Borrower shall have consented in writing to such disclosure.

10.12.2 Sharing Information With Affiliates of the Lenders.

Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender (including, without limitation, to any directors, officers, employees and agents of such Subsidiary or Affiliate of such Lender), it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of Section 10.12.1 as if it were a Lender hereunder. Such Authorization shall survive the repayment of the Loans and other Obligations and the termination of the Commitments.

10.13 Counterparts.

This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

10.14 Agent’s or Lender’s Consent.

Whenever the Agent’s or any Lender’s consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, the Agent and each Lender shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.

10.15 Exceptions.

The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

10.16 CONSENT TO FORUM; WAIVER OF JURY TRIAL.

EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND WAIVES PERSONAL SERVICE OF ANY AND ALL

PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH LOAN PARTY AT THE ADDRESSES PROVIDED FOR IN SECTION 10.6 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH LOAN PARTY WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. EACH LOAN PARTY, THE AGENT AND THE LENDERS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

10.17 Certifications From Lenders and Participants

10.17.1 Tax Withholding.

Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of the Agent, each other Lender or assignee or participant of a Lender) agrees that it will deliver to each of the Borrower and the Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under § 1.1441-1(c)(16) of the Income Tax Regulations (the “Regulations”)) certifying its status (i.e. U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under § 1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in § 1.871-14(c)(2)(v) of the Regulations or any other certificates under the Internal Revenue Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Each Lender, assignee or participant required to deliver to the Borrower and the Agent a Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows: (i) each Lender which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrower hereunder for the account of such Lender and (ii) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Agent in its sole discretion shall permit such assignee or participant to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Agent). Each Lender, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to each of the Borrower and the Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax, the Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the Regulations. Further, the Agent is indemnified under § 1.1461-1(e) of the Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code.

10.17.2 USA Patriot Act.

Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United states or foreign county and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within 10 days after the Closing Date and (2) as such other times as are required under the USA Patriot Act.

10.18 Joinder of Guarantors.

Any Restricted Subsidiary of the Borrower which is required to join this Agreement as a Guarantor pursuant to Section 7.2.9 [Subsidiaries, Partnerships and Joint Ventures] shall execute and deliver to the Agent within thirty days after the date on which it becomes a Restricted Subsidiary of the Borrower (whether by its creation or acquisition) by Loan Parties (i) a Guarantor Joinder in substantially the form attached hereto as Exhibit 1.1(G)(1), pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; (ii) documents in the forms described in Section 6.1 [First Loans] modified as appropriate to relate to such Restricted Subsidiary and (iii) documents as required by Section 7.1.13 to grant and perfect Prior Security Interests to the Agent for the benefit of the Secured Parties in all Collateral held by such Restricted Subsidiary (other than Excluded Property).

10.19 Limitation on Recourse to General Partner.

Except as set forth below, the Agent and the Lenders shall not look to the General Partner for the payment of the Obligations and the performance of the Loan Parties’ (or the Parent’s) other obligations hereunder and under the other Loan Documents; provided, however, that the Agent and the Lenders shall have the right to look to the General Partner on a joint and several basis for, and the General Partner on a joint and several basis shall indemnify, and hold harmless, the Agent and the Lenders from, any loss, damage, liability, claim, cost or expense (including reasonable attorneys’ fees) that the Agent or any Lender may incur as a result of and to the extent caused by any misappropriation of assets, rights, rents, profits, issues, income or other properties or revenues of the Parent, the Borrower or any of its Subsidiaries by the General Partner.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWER

PVR FINCO LLC

By:	/s/ Frank A. Pici	(SEAL)
Name:	Frank A. Pici
Title:	Vice President

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

GUARANTORS:

PENN VIRGINIA OPERATING CO., LLC

CONNECT GAS GATHERING, LLC

CONNECT ENERGY SERVICES, LLC

CONNECT GAS PIPELINE LLC

CONNECT NGL PIPELINE, LLC

DULCET ACQUISITION LLC

FIELDCREST RESOURCES LLC

K RAIL LLC

LOADOUT LLC

PVR CHEROKEE GAS PROCESSING LLC

PVR EAST TEXAS GAS PROCESSING, LLC

PVR NORTH TEXAS GAS GATHERING, LLC

PVR GAS PIPELINE, LLC

PVR GAS PROCESSING LLC

PVR HAMLIN I, LLC

PVR HAMLIN II, LLC

PVR HAMLIN, L.P.

	By:	PVR Hamlin I, LLC, its sole general partner

PVR HYDROCARBONS LLC

PVR MIDSTREAM LLC

PVR GAS RESOURCES, LLC

PVR NATURAL GAS GATHERING LLC

PVR LAVERNE GAS PROCESSING, LLC

PVR OKLAHOMA NATURAL GAS

GATHERING LLC

SUNCREST RESOURCES LLC

TONEY FORK LLC

WISE LLC

By:	/s/ Frank A. Pici		(SEAL)
Name:	Frank A. Pici
Title:	Vice President

PENN VIRGINIA RESOURCE PARTNERS, L.P.

By:	Penn Virginia Resource GP, LLC, its sole general partner

	By:	/s/ Frank A. Pici	(SEAL)
	Name:	Frank A. Pici
	Title:	Vice President

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, individually and as Agent

By:	/s/ Richard C. Munsick
Name:	Richard C. Munsick
Title:	Senior Vice President

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

LENDERS:

BANK OF AMERICA, N.A.

By:	/s/ Adam H. Fey
Name:	Adam H. Fey
Title:	Vice President

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

BANK OF OKLAHOMA, N.A.

By:	/s/ Jason B. Webb
Name:	Jason B. Webb
Title:	Vice President

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

BMO CAPITAL MARKETS FINANCING, INC.

By:	/s/ Gumaro Tijerina
Name:	Gumaro Tijerina
Title:	Vive President

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

BNP PARIBAS

By:	/s/ Russell Otts
Name:	Russell Otts
Title:	Director

By:	/s/ Mark A. Cox
Name:	Mark A. Cox
Title:	Managing Director

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Hugh Ferguson
Name:	Hugh Ferguson
Title:	Senior Vice President

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

COMERICA BANK

By:	/s/ Peter L. Sefzik
Name:	Peter L. Sefzik
Title:	Senior Vice President

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

TD BANK, N.A.

By:	/s/ Gary R. Martz
Name:	Gary R. Martz
Title:	Vice President

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

CAPITAL ONE, N.A.

By:	/s/ Stan G. Weiser Jr.
Name:	Stan G. Weiser Jr.
Title:	Vice President

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

FORTIS CAPITAL CORP.

By:	/s/ Deirdre Sanborn
Name:	Deirdre Sanborn
Title:	Director

By:	/s/ Darrell Holley
Name:	Darrell Holley
Title:	Managing Director

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Cristiana L. Freeman
Name:	Cristiana L. Freeman
Title:	Vice President

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

ROYAL BANK OF CANADA

By:	/s/ Don J. McKinnerney
Name:	Don J. McKinnerney
Title:	Authorized Signatory

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

SOCIÉTÉ GÉNÉRALE

By:	/s/ Elena Robciuc
Name:	Elena Robciuc
Title:	Director

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Justin M. Alexander
Name:	Justin M. Alexander
Title:	Vice President

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

UBS LOAN FINANCE LLC

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Jonathan Bigelow
Name:	Jonathan Bigelow
Title:	Vice President

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Frederick E. Blumer
Name:	Frederick E. Blumer
Title:	Senior Vice President

SCHEDULE 1.1(A)

Variable Pricing and Fees Based on Leverage Ratio

Level	Leverage Ratio	Euro-Rate Margin (Loan)	Base Rate Margin (Loan)	Commitment Fee	Applicable Letter of Credit Fee
I	Less than or equal to 3.00 to 1.00	1.250%	0.000%	0.200%	1.250%
II	Greater than 3.00 to 1.00 but less than or equal to 3.50 to 1.00	1.500%	0.000%	0.250%	1.500%
III	Greater than 3.50 to 1.00 but less than or equal to 4.00 to 1.00	1.750%	0.250%	0.300%	1.750%
IV	Greater than 4.00 to 1.00 but less than or equal to 4.50 to 1.00	2.000%	0.500%	0.375%	2.000%
V	Greater than 4.50 to 1.00	2.250%	0.750%	0.375%	2.250%

Any change in the Applicable Margin, Applicable Commitment Fee and the Applicable Letter of Credit Fee Rate shall be based upon the financial statements and compliance certificates provided pursuant to Sections 7.3.1 [Quarterly Financial Statements] and 7.3.2 [Annual Financial Statements] and shall become effective on the date such financial statements are due in accordance with Section 7.3.3 [Certificate of the Borrower]. Notwithstanding anything to the contrary contained herein, the Applicable Margin, Applicable Commitment Fee and the Applicable Letter of Credit Fee Rate during the period beginning with the Closing Date and ending upon receipt of the December 31, 2008 compliance certificate shall not be less than the percentage margins applicable to Level III as indicated in the pricing grid on Schedule 1.1(A) above.

If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, the Loan Parties or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Agent for the account of the applicable Lenders, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, automatically and without further action by the Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Agent, or any Lender, as the case may be, under Section 2.9 [Letter of Credit Subfacility] or 3.3 [Interest After Default] or 8 [Default]. The Loan Parties’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

SCHEDULE 1.1(A) - Page 1

SCHEDULE 1.1(B)

Commitments of Lenders and Addresses for Notices to Lenders

Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

Lender		Amount of Commitment for Revolving Credit Loans	Ratable Share
Name:	Bank of America, N.A.	$55,000,000.00	7.857142857%
Address:	IL-231-10-35
231 S La Salle Street
Chicago, Illinois 60604
Attention:	Adam Fey
312-828-1462
312-974-4970 (fax)
adam.h.fey@bankofamerica.com

Administrative Contact
Address:	MA5-100-10-01
100 Federal Street
Boston, Massachusetts 02110
Attention:	Bukola Ajanaku
Telephone:	(617) 434-3340
Telecopy:	(617) 434-7559
Email:	bukola.o.ajanaku@bankofamerica.com

Name:	Bank of Oklahoma, N.A.	$25,000,000.00	3.571428571%
Address:	One Williams Center, 8th Floor
Tulsa, Oklahoma 74172
Attention:	Jason B. Webb
Telephone:	(918) 588-6771
Telecopy:	(918) 588-6880
Email:	j.webb@bokf.com

Administrative Contact
Address:	One Williams Center, 8th Floor
Tulsa, Oklahoma 74172
Attention:	Julie Elliott
Telephone:	(918) 588-6096
Telecopy:	(918) 588-6880
Email:	jelliott@bokf.com

Name:	BMO Capital Markets Financing, Inc.	$25,000,000.00	3.571428571%
Address:	700 Louisiana, Suite 4400
Houston, Texas 77002
Attention:	Gumaro Tijerina
Telephone:	(713) 546-9744
Telecopy:	(713) 223-4007
Email:	gumaro.tijerina@bmo.com

Operations Contact
Address:	1st Canadian Place, 19th Floor
Toronto, Ontario Canada
M5X 1AA
Attention:	Maria Tan
Telephone:	(416) 867-6983
Telecopy:	(416) 867-4050
Email:	maria.tan@bmo.com

SCHEDULE 1.1(B) - Page 1

Lender		Amount of Commitment for Revolving Credit Loans	Ratable Share
Name:	BNP Paribas	$55,000,000.00	7.857142857%
Address:	Suite 3100
1200 Smith Street
Houston, Texas 77002
Attention:	Mark Cox
Telephone:	(713) 982-1100
Telecopy:	(713) 659-6915

Loan Operations
Address:	919 Third Avenue
New York, New York 10022

Primary Contact:
Attention:	Tammy Papadeas
Telephone:	(212) 471-6361
Telecopy:	(212) 726-8009
Email:	tammy.papadeas@americas.bnpparibas.com

Secondary Contact:
Attention:	Cheryl Guerra
Telephone:	(212) 471-6331
Telecopy:	(212) 726-8009
Email:	cheryl.guerra@americas.bnpparibas.com

Name:	Branch Banking and Trust Company	$50,000,000.00	7.142857143%
Address:	233 Wyndale Road
Abingdon, Virginia 24210
Attention:	Hugh Ferguson
Telephone:	(276) 739-7955
Telecopy:	(276) 739-7958
Email:	wferguson@bbandt.com

Administrative Contact
Address:	233 Wyndale Road
Abingdon, Virginia 24210
Attention:	Suzanne Lee
Telephone:	(276) 739-7950
Telecopy:	(276) 739-7958
Email:	jslee@bbandt.com

Name:	Capital One, N.A.	$20,000,000.00	2.857142857%
Address:	313 Carondelet Street, 10th Floor
New Orleans, Louisiana 70130
Attention:	Nancy Moragas
Telephone:	(504) 533-2863
Telecopy:	(504) 533-5434
Email:	nancy.moragas@capitalonebank.com

Administrative Contact:
Address:	5718 Westheimer Road Suite 600
Houston, Texas 77057
Attention:	De Shonne Druhet
Telephone:	(713) 435-5027
Telecopy:	(713) 435-5106
E-Mail:	deshonne.druhet@capitalonebank.com

SCHEDULE 1.1(B) - Page 2

Lender		Amount of Commitment for Revolving Credit Loans	Ratable Share
Name:	Comerica Bank	$25,000,000.00	3.428571429%
Address:	910 Louisiana, Suite 410
Houston, Texas 77002
Attention:	Huma Vadgama
Telephone:	(713) 220-5615
Telecopy:	(713) 220-5651
Email:	hvadgama@comerica.com

Administrative Contact
Address:	39200 Six Mile Road
Livonia, Michigan 48152
Attention:	Anna L. Cheney
Telephone:	(734) 632-3052
Telecopy:	(734) 632-2993
Email	anna_l_cheney@comerica.com

Name:	TD Bank, N.A.	$40,000,000.00	5.714285714%
Address:	2005 Market Street, 2nd floor
Philadelphia, Pennsylvania 19103
Attention:	Gary R. Martz
Telephone:	215.282.2799
Telecopy:	215.282.4032
Email:	gary.martz@yesbank.com

Administrative Contact
Address:	6000 Atrium Way
Mt. Laurel, New Jersey 08054
Attention:	Alison Wertz
Telephone:	(856) 533-4683
Telecopy:	(856) 533-4879
Email:	Investor.Processing@yesbank.com

Samuel B. Miles, IV, Vice President
Address:	2059 Springdale Road
Cherry Hill, New Jersey 08003
Telephone:	(856) 470-5204
Telecopy:	(856) 470-5212
Email:	smiles@yesbank.com

Name:	Fortis Capital Corp.	$30,000,000.00	4.285714286%
Address:	Suite 1400
15455 North Dallas Parkway
Addison, Texas 75001
Attention:	Deidre Sanborn
Telephone:	(214) 953-9304
Telecopy:	(214) 754-5982
Email:	Dierdre.sanborn@us.fortis.com

Administrative Contact
Address:	101 Hudson 21st Floor
Jersey City, New Jersey 07302
Attention:	Laurie Peden
Telephone:	(201) 631-8335
Telecopy:	(201) 631-8181
Email:	laurie.albright@us.fortis.com

SCHEDULE 1.1(B) - Page 3

Lender		Amount of Commitment for Revolving Credit Loans	Ratable Share
Name	JPMorgan Chase Bank, N.A.	$40,000,000.00	5.714285714%
Address:	Mail Stop: TX2-4375
910 Travis Street
Houston, Texas 77002
Attention:	Jeanie Gonzalez
Telephone:	(713) 751-6174
Telecopy:	(713) 751-3982
Email:	jeanie_gonzalez@bankone.com

Loan Operations
Address:	Suite IL1-0010
131 S. Dearborn - 5th Floor
Chicago, Illinois 60603
Attention:	Victor Perez
Telephone:	(312) 385-7066
Telecopy:	(312) 385-7095
Email:	victor_perez@bankone.com

Name:	PNC Bank, National Association	$60,000,000.00	$8.714285714%
Address:	One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222
Attention:	Richard C. Munsick
Telephone:	(412) 762-4299
Telecopy:	(412) 762-2571

Administrative Contact
Address:	Firstside Center, 4th Floor
500 First Avenue
Pittsburgh, Pennsylvania 15219
Attention:	Rini Davis
Telephone:	(412) 762-7638
Telecopy:	(412) 762-8672
Email:	rini.davis@pncbank.com

Name:	Royal Bank of Canada	$60,000,000.00	8.571428571%
Address:	5700 Williams Tower
2800 Post Oak Boulevard
Houston, Texas 77056
Attention:	Jason York
Telephone:	(713) 403-5679
Telecopy:	(713) 403-5624
Email:	jason.york@rbccm.com

Operations
Address:	One Liberty Plaza, 3rd Floor
New York, New York 10006
Attention:	Compton Singh
Telephone:	(212) 428-6332
Telecopy:	(212) 428-2372
Email:	compton.singh@rbccm.com

SCHEDULE 1.1(B) - Page 4

Lender		Amount of Commitment for Revolving Credit Loans	Ratable Share
Name:	Société Générale	$50,000,000.00	7.142857143%
Address:	1111 Bagby, Suite 2020
Houston, Texas 77002
Attention:	Elena Robciuc
Telephone:	(713) 759-6316
Telecopy:	(713) 650-0824
Email:	elena.robciuc@sgcib.com
Administrative Contact
Address:	Loan Servicing Group
480 Washington Blvd. - 20th Floor
Jersey City, New Jersey 07310

Attention:	Annette Megargel
Telephone:	(201) 839-8450
Telecopy:	(201) 839-8117
Email:	annette.megargel@sgcib.com
Telephone:	(201) 839-8450
Telecopy:	(201) 839-8115
Email:	annette.megargel@sgcib.com

Name:	U.S. Bank National Association	$25,000,000.00	3.571428571%
Address:	950 17th Street, 8th Floor
DNCOT8E
Denver, Colorado 80202
Attention:	Justin Alexander
Telephone:	(303) 585-4201
Telecopy:	(303) 585-4362
Email:	justin.alexander@usbank.com

Administrative Contact
Address:	555 SW Oak, PD-OR-P7LS
Portland, OR 97208
Attention:	Tony Wong
Telephone:	(503) 275-3252
Telecopy:	(503) 973-6900
Email:	tony.wong@usbank.com

Name:	UBS Loan Finance LLC	$35,000,000.00	5.000000000%
Address:	677 Washington Boulevard
Stamford, Connecticut 06901
Attention:	Iris Choi
Telephone:	(203) 719-0678
Telecopy:	(203) 719-3888
Email:	iris.choi@ubs.com

SCHEDULE 1.1(B) - Page 5

Lender		Amount of Commitment for Revolving Credit Loans	Ratable Share
Name:	Union Bank of California, N.A.	$50,000,000.00	7.142857143%
Address:	Energy Capital Services
445 S. Figueroa Street, 15th Floor
Los Angeles, California 90071
Attention:	Robert Olson
Telephone:	(213) 236-7407
Telecopy:	(213) 236-4096
Email:	robert.olson@uboc.com

Administrative Contact
Address:	Energy Capital Services
445 S. Figueroa Street, 15th Floor
Los Angeles, California 90071
Attention:	Jonathan Bigelow
Telephone:	(213) 236-4246
Telecopy:	(213) 236-4096
Email:	jonathan.bigelow@uboc.com

Name:	Wachovia Bank, N.A.	$55,000,000.00	7.857142857%
Address:	Mailcode: VA7440
201 S. Jefferson Street
Roanoke, Virginia 24011
Attention:	Jonathan R. Richardson
Telephone:	(540) 563-7691
Telecopy:	(540) 563-6320
Email:	jonathan.richardson@wachovia.com

Administrative Contact
Address:	Mailcode: NC1183
201 S. College Street
Charlotte, North Carolina 28244-0002
Attention:	Roshenna Smith
Telephone:	(704) 374-6171
Telecopy:	(704) 715-0099
Email:	roshenna.smith@wachovia.com

	TOTAL	$700,000,000.00	100%

SCHEDULE 1.1(B) - Page 6

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Borrower and Guarantors:

AGENT:

Name	PNC BANK, NATIONAL ASSOCIATION
Address:	P1-POPP-03-3
One PNC Plaza - 3rd Floor
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
Attention:	Richard C. Munsick
Telephone:	(412) 762-4299
Telecopy:	(412) 762-2571

BORROWER:

Name	PENN VIRGINIA OPERATING CO., LLC
Address:	Three Radnor Corporate Center - Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention:	Frank A. Pici, Vice President and Chief Financial Officer
Telephone:	(610) 687-8900
Telecopy:	(610) 687-3688
Email:	frank.pici@pennvirginia.com

GUARANTORS:

Name	CONNECT ENERGY SERVICES, LLC
Address:	Three Radnor Corporate Center - Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention:	Frank A. Pici, Vice President and Chief Financial Officer
Telephone:	(610) 687-8900
Telecopy:	(610) 687-3688
Email:	frank.pici@pennvirginia.com

SCHEDULE 1.1(B) - Page 7

Name	CONNECT GAS GATHERING, LLC
Address:	Three Radnor Corporate Center - Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention:	Frank A. Pici, Vice President and Chief Financial Officer
Telephone:	(610) 687-8900
Telecopy:	(610) 687-3688
Email:	frank.pici@pennvirginia.com

Name	CONNECT NGL PIPELINES, LLC
Address:	Three Radnor Corporate Center - Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention:	Frank A. Pici, Vice President and Chief Financial Officer
Telephone:	(610) 687-8900
Telecopy:	(610) 687-3688
Email:	frank.pici@pennvirginia.com

Name	FIELDCREST RESOURCES LLC
Address:	Three Radnor Corporate Center - Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention:	Frank A. Pici, Vice President and Chief Financial Officer
Telephone:	(610) 687-8900
Telecopy:	(610) 687-3688
Email:	frank.pici@pennvirginia.com

Name	K RAIL LLC
Address:	Three Radnor Corporate Center - Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention:	Frank A. Pici, Vice President and Chief Financial Officer
Telephone:	(610) 687-8900
Telecopy:	(610) 687-3688
Email:	frank.pici@pennvirginia.com

SCHEDULE 1.1(B) - Page 8

Name	LOADOUT LLC
Address:	Three Radnor Corporate Center - Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention:	Frank A. Pici, Vice President and Chief Financial Officer
Telephone:	(610) 687-8900
Telecopy:	(610) 687-3688
Email:	frank.pici@pennvirginia.com

Name	PENN VIRGINIA RESOURCE PARTNERS, L.P.
Address:	Three Radnor Corporate Center - Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention:	Frank A. Pici, Vice President and Chief Financial Officer
Telephone:	(610) 687-8900
Telecopy:	(610) 687-3688
Email:	frank.pici@pennvirginia.com

Name	PVR CHEROKEE GAS PROCESSING, LLC
Address:	Three Radnor Corporate Center - Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention:	Frank A. Pici, Vice President and Chief Financial Officer
Telephone:	(610) 687-8900
Telecopy:	(610) 687-3688
Email:	frank.pici@pennvirginia.com

Name	PVR EAST TEXAS GAS PROCESSING, LLC
Address:	Three Radnor Corporate Center - Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention:	Frank A. Pici, Vice President and Chief Financial Officer
Telephone:	(610) 687-8900
Telecopy:	(610) 687-3688
Email:	frank.pici@pennvirginia.com

SCHEDULE 1.1(B) - Page 9

Name	PVR GAS PIPELINE, LLC
Address:	Three Radnor Corporate Center - Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention:	Frank A. Pici, Vice President and Chief Financial Officer
Telephone:	(610) 687-8900
Telecopy:	(610) 687-3688
Email:	frank.pici@pennvirginia.com

Name	PVR GAS PROCESSING LLC
Address:	Three Radnor Corporate Center - Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention:	Frank A. Pici, Vice President and Chief Financial Officer
Telephone:	(610) 687-8900
Telecopy:	(610) 687-3688
Email:	frank.pici@pennvirginia.com

Name	PVR GAS RESOURCES, LLC
Address:	Three Radnor Corporate Center - Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention:	Frank A. Pici, Vice President and Chief Financial Officer
Telephone:	(610) 687-8900
Telecopy:	(610) 687-3688
Email:	frank.pici@pennvirginia.com

Name	PVR HAMLIN I, LLC
Address:	Three Radnor Corporate Center - Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention:	Frank A. Pici, Vice President and Chief Financial Officer
Telephone:	(610) 687-8900
Telecopy:	(610) 687-3688
Email:	frank.pici@pennvirginia.com

SCHEDULE 1.1(B) - Page 10

Name	PVR HAMLIN II, LLC
Address:	Three Radnor Corporate Center - Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention:	Frank A. Pici, Vice President and Chief Financial Officer
Telephone:	(610) 687-8900
Telecopy:	(610) 687-3688
Email:	frank.pici@pennvirginia.com

Name	PVR HAMLIN, L.P.
Address:	Three Radnor Corporate Center - Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention:	Frank A. Pici, Vice President and Chief Financial Officer
Telephone:	(610) 687-8900
Telecopy:	(610) 687-3688
Email:	frank.pici@pennvirginia.com

Name	PVR HYDROCARBONS LLC
Address:	Three Radnor Corporate Center - Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention:	Frank A. Pici, Vice President and Chief Financial Officer
Telephone:	(610) 687-8900
Telecopy:	(610) 687-3688
Email:	frank.pici@pennvirginia.com

Name	PVR LAVERNE GAS PROCESSING LLC
Address:	Three Radnor Corporate Center - Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention:	Frank A. Pici, Vice President and Chief Financial Officer
Telephone:	(610) 687-8900
Telecopy:	(610) 687-3688
Email:	frank.pici@pennvirginia.com

SCHEDULE 1.1(B) - Page 11

Name	PVR MIDSTREAM LLC
Address:	Three Radnor Corporate Center - Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention:	Frank A. Pici, Vice President and Chief Financial Officer
Telephone:	(610) 687-8900
Telecopy:	(610) 687-3688
Email:	frank.pici@pennvirginia.com

Name	PVR NATURAL GAS GATHERING LLC
Address:	Three Radnor Corporate Center - Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention:	Frank A. Pici, Vice President and Chief Financial Officer
Telephone:	(610) 687-8900
Telecopy:	(610) 687-3688
Email:	frank.pici@pennvirginia.com

Name	PVR OKLAHOMA NATURAL GAS GATHERING LLC
Address:	Three Radnor Corporate Center - Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention:	Frank A. Pici, Vice President and Chief Financial Officer
Telephone:	(610) 687-8900
Telecopy:	(610) 687-3688
Email:	frank.pici@pennvirginia.com

Name	SUNCREST RESOURCES LLC
Address:	Three Radnor Corporate Center - Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention:	Frank A. Pici, Vice President and Chief Financial Officer
Telephone:	(610) 687-8900
Telecopy:	(610) 687-3688
Email:	frank.pici@pennvirginia.com

SCHEDULE 1.1(B) - Page 12

Name	TONEY FORK LLC
Address:	Three Radnor Corporate Center – Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention:	Frank A. Pici, Vice President
Telephone:	(610) 687-8900
Telecopy:	(610) 687-3688
Email:	frank.pici@pennvirginia.com

Name	WISE LLC
Address:	Three Radnor Corporate Center - Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attention:	Frank A. Pici, Vice President
Telephone:	(610) 687-8900
Telecopy:	(610) 687-3688
Email:	frank.pici@pennvirginia.com

SCHEDULE 1.1(B) - Page 13